Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
dated as of June 15, 2006
by and among
FCB BANCORP,
NATIONAL MERCANTILE BANCORP
and
FIRST CALIFORNIA FINANCIAL GROUP, INC.

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		Page
9.10.	Alternative Structure	40
9.11.	Enforcement of the Agreement	40

EXHIBIT A	Form of Amended and Restated Certificate of Incorporation
EXHIBIT B	[Intentionally Omitted]
EXHIBIT C	Officers and Directors of Surviving Corporation
EXHIBIT D	Form of Affiliate Letter
EXHIBIT E	Form of Employment Agreement
EXHIBIT F	Form of Shareholder Agreement and List of Shareholders
EXHIBIT G	Certain Features of the Surviving Corporation’s Bank Subsidiaries
EXHIBIT H	[Intentionally Omitted]
EXHIBIT I	Form of Letter Agreement

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          AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2006 (this “Agreement”), by and among FCB Bancorp, a California corporation (“FCB”), National Mercantile Bancorp, a California corporation (“NMB”), and First California Financial Group, Inc., a Delaware corporation and a wholly-owned subsidiary of NMB (“Merger Sub”).
RECITALS
          A. The Proposed Transaction. This Agreement provides for a business combination to be effected through a merger of NMB with and into Merger Sub (the “Reincorporation Merger”) and immediately thereafter the merger of FCB with and into Merger Sub (the “Primary Merger” and, together with the Reincorporation Merger, the “Mergers”), with Merger Sub as the surviving corporation in both Mergers.
          B. Board Approvals. The respective boards of directors of FCB, NMB and Merger Sub have each determined that the Merger, the Reincorporation Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective shareholders.
          C. Intended Tax Treatment. For federal income tax purposes, the parties intend that each of the Mergers will be treated as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).
          D. Employment Agreement. C. G. Kum (the “Executive”) is concurrently entering into an employment agreement in the form of Exhibit E hereto (the “Employment Agreement”) with the Surviving Corporation, effective as of the Primary Merger Effective Time (as defined in Section 2.3).
          E. Shareholders Agreements. As a condition to, and simultaneously with, the execution of this Agreement, each shareholder of the parties identified on Exhibit F hereto (collectively, the “Shareholders”) is entering into an agreement pursuant to which each Shareholder has agreed, upon the terms and conditions set forth therein, among other things, to vote his or her shares in favor of the applicable merger proposal.
          F. Letter Agreement. As a condition to, and simultaneously with, the execution of this Agreement, Scott Montgomery is entering into a letter agreement in the form of Exhibit I hereto with NMB that contains, among other things, a non-solicitation covenant.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I
Definitions; Interpretations
     1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
          “Acquisition Proposal,” with respect to either FCB or NMB, means any tender or exchange offer or proposal for a merger, consolidation or other business combination involving FCB or NMB, as the case may be, or any of their respective Significant Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the consolidated assets or deposits of, FCB or NMB, as the case may be, in each case other than the transactions contemplated by this Agreement.
          “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
          “Agreement of Merger” has the meaning set forth in Section 2.03.
          “Benefit Plans” has the meaning set forth in Section 5.03(n).
          “California Secretary” means the Secretary of State of the State of California.
          “Closing” has the meaning set forth in Section 2.02.
          “Closing Date” has the meaning set forth in Section 2.02.
          “Code” has the meaning set forth in the Recitals.
          “Confidentiality Agreement” has the meaning set forth in Section 6.06.
          “Constituent Documents” means, with respect to FCB, the FCB Articles and the FCB By-Laws, and, with respect to NMB, the NMB Articles and the NMB By-Laws.
          “Costs” has the meaning set forth in Section 6.11(a).
          “Delaware Secretary” means the Secretary of State of the State of Delaware.
          “DGCL” means the Delaware General Corporation Law.
          “Disclosure Schedule” has the meaning set forth in Section 5.01.
          “Dissenting Shareholders” shall mean shareholders of NMB or FCB, as the case may be, who have exercised and not withdrawn or failed to perfect a demand for the determination of the fair value of their shares of NMB Common Stock or FCB Common Stock, as the case may be, under Section 1300 of the GCL.
          “Effective Date” means the date on which the Primary Merger Effective Time occurs.

          “Employees” has the meaning set forth in Section 5.03(n).
          “Employment Agreement” has the meaning set forth in the Recitals.
          “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” has the meaning set forth in Section 5.03(n).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
          “Exchange Agent” has the meaning set forth in Section 3.03(a).
          “Executives” has the meaning set forth in the Recitals.
          “FCB” has the meaning set forth in the preamble to this Agreement.
          “FCB Affiliate” has the meaning set forth in Section 6.07(a).
          “FCB Articles” means the Articles of Incorporation of FCB, as amended.
          “FCB Benefit Plans” has the meaning set forth in Section 6.12.
          “FCB Board” means the Board of Directors of FCB.
          “FCB By-Laws” means the By-laws of FCB, as amended.
          “FCB Common Stock” means the common stock, no par value per share, of FCB.
          “FCB Exchange Ratio” shall mean 1.7904.
          “FCB Insider” means those officers and directors of FCB subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.
          “FCB Meeting” has the meaning set forth in Section 6.02.

          “FCB Option” has the meaning set forth in Section 3.06(b).
          “FCB Stock Plan” has the meaning set forth in Section 5.03(b).
          “GAAP” means generally accepted accounting principles applied on a consistent basis.
          “GCL” means the California General Corporation Law.
          “Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.
          “Hazardous Substance” means any substance in any concentration that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
          “Indemnified Party” has the meaning set forth in Section 6.11(a).
          “Insurance Policies” has the meaning set forth in Section 5.03(t).
          “Joint Proxy Statement” has the meaning set forth in Section 6.03(a).
          “Lapse Date” has the meaning set forth in Section 2.06(a).
          “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
          “Material Adverse Effect” means, with respect to FCB or NMB, any effect that (a) is material and adverse to the financial condition, results of operations or business of FCB and its Subsidiaries, taken as a whole, or NMB and its Subsidiaries, taken as a whole, respectively, excluding the impact of (i) changes in banking and other laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iii) changes in general economic conditions affecting banks and their holding companies generally, provided that, with respect to each of clause (i), (ii) or (iii), only to the extent that a change does not materially affect it in a way that materially differs from other banking organizations and (iv) actions or omissions of a party to this Agreement taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby; or (b) would materially impair the ability of FCB or NMB to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
          “Mergers” has the meaning set forth in the Recitals.
          “Merger Sub” has the meaning set forth in the preamble to this Agreement.

          “Merger Sub Common Stock” has the meaning set forth in Section 3.01(e).
          “NASDAQ” means the Nasdaq Stock Market.
          “New Certificate” has the meaning set forth in Section 3.03(a).
          “NMB” has the meaning set forth in the preamble to this Agreement.
          “NMB Affiliate” has the meaning set forth in Section 6.07(a).
          “NMB Articles” means the Articles of Incorporation of NMB.
          “NMB Board” means the Board of Directors of NMB.
          “NMB By-Laws” means the Restated Bylaws of NMB.
          “NMB Common Stock” means the common stock, no par value, of NMB.
          “NMB Exchange Ratio” shall mean one (1).
          “NMB Option” has the meaning set forth in Section 3.06(c).
          “NMB Meeting” has the meaning set forth in Section 6.02.
          “NMB Preferred Stock” means the Series B Convertible Perpetual Preferred Stock, no par value, of NMB.
          “NMB Stock Plans” has the meaning set forth in Section 5.03(c).
          “Old Certificate” has the meaning set forth in Section 3.03(a).
          “Pension Plan” has the meaning set forth in Section 5.03(n).
          “Person” means any individual, savings association, bank, corporation, limited liability company, partnership, limited partnership, association, joint-stock company, business trust, unincorporated organization or other entity.
          “Plan” has the meaning set forth in Section 5.03(n).
          “Previously Disclosed” by a party means information set forth in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule so long as it is clear on the face of the disclosure that such disclosure in such other paragraph of its Disclosure Schedule is also applicable to the Section of this Agreement in question.
          “Primary Agreement of Merger” has the meaning set forth in Section 2.03.
          “Primary Certificate of Merger” has the meaning set forth in Section 2.03.
          “Primary Merger” has the meaning set forth in the Recitals.

          “Registration Statement” has the meaning set forth in Section 6.03(a).
          “Regulatory Authorities” has the meaning set forth in Section 5.03(j).
          “Regulatory Filings” has the meaning set forth in Section 5.03(h).
          “Reincorporation Agreement of Merger” has the meaning set forth in Section 2.03.
          “Reincorporation Certificate of Merger” has the meaning set forth in Section 2.03.
          “Reincorporation Merger” has the meaning set forth in the Recitals.
          “Reincorporation Merger Effective Time” has the meaning set forth in Section 2.03.
          “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
          “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire shares of capital stock of such first Person, or any options, calls or commitments relating to shares of capital stock of such first Person, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of shares of capital stock of such first Person.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
          “Shareholders” has the meaning set forth in the Recitals.
          “Subsidiary” and “Significant Subsidiary” have the meaning ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.
          “Superior Proposal” means a bona fide written Acquisition Proposal involving more than 50% of the consolidated assets or deposits or total voting power of the equity securities of FCB or NMB, as the case may be, which the FCB Board or the NMB Board, as the case may be, concludes in good faith to be more favorable from a financial point of view to its shareholders than the Mergers and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (after consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

          “Surviving Corporation” has the meaning set forth in the Recitals.
          “Surviving Corporation By-laws” has the meaning set forth in Section 2.05(b).
          “Surviving Corporation Certificate” has the meaning set forth in Section 2.05(a).
          “Surviving Corporation Common Stock” means the common stock of the Surviving Corporation.
          “Surviving Corporation Preferred Stock” has the meaning set forth in Section 3.01(d).
          “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.
          “Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.
          “Treasury Stock” means shares of FCB Common Stock held by NMB or any of its Subsidiaries or shares of NMB Common Stock or NMB Preferred Stock held by FCB or any of its Subsidiaries, as the case may be, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.
     1.02. Interpretation. (a) In this Agreement, unless the context otherwise requires, references:
          (i) to the Recitals, Sections, Exhibits or Schedules are to a Recital or Section of, or Exhibit or Schedule to, this Agreement;
          (ii) to any statute or regulation are to the statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to such section;
          (iii) to any Governmental Authority include any successor to that Governmental Authority; and
          (iv) to this Agreement are to this Agreement, the Exhibits and Schedules to it, taken as a whole.
          (b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

          (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”
          (d) Whenever the words “herein” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section.
          (e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other party.
ARTICLE II
The Mergers
     2.01. The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the GCL, NMB shall be merged with and into Merger Sub at the Reincorporation Merger Effective Time with Merger Sub as the Surviving Corporation of the Reincorporation Merger. Immediately thereafter, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the GCL, FCB shall be merged with and into Merger Sub at the Primary Merger Effective Time with Merger Sub as the Surviving Corporation of the Primary Merger. The Surviving Corporation shall be headquartered, initially, at 1880 Century Park East, Los Angeles, California.
     2.02. Closing. The closing of the Mergers (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Los Angeles, California at 10:00 a.m. on the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the parties hereto (the “Closing Date”).
     2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall acknowledge and file with the Delaware Secretary a certificate of merger (the “Reincorporation Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and with the California Secretary an agreement of merger or other appropriate documents consistent with the terms of this Agreement (in any such case, the “Reincorporation Agreement of Merger”) executed in accordance with the relevant provisions of the GCL. The parties shall make all other filings or recordings required under the DGCL and the GCL and the Reincorporation Merger shall become effective at such time as FCB and NMB shall agree and specify in the Reincorporation Certificate of Merger (the time the Reincorporation Merger becomes effective being hereinafter referred to as the “Reincorporation Merger Effective Time”). Subject to the provisions of this Agreement, as soon as practicable on the Closing Date following the Reincorporation Merger Effective Time, the parties shall acknowledge and file with the Delaware Secretary a certificate of merger (the “Primary Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and with the California Secretary an agreement of merger or other appropriate documents consistent with the terms of this Agreement (in any such case, the “Primary Agreement of Merger”) executed in accordance with the relevant provisions of the GCL. The parties shall make all other filings or recordings required under the DGCL and the GCL and the Primary Merger shall become effective at such time as FCB and NMB shall agree and specify in the Primary Certificate of Merger (the time the Primary Merger becomes effective being hereinafter referred to as the “Primary Merger Effective Time”).
     2.04. Effects of the Mergers. The Primary Merger shall have the effects set forth in Section 251 of the DGCL and Section 1107 of the GCL and in this Agreement. The Reincorporation Merger shall have the effects set forth in Section 251 of the DGCL and Section 1107 of the GCL and in this Agreement.
     2.05. Certificate of Incorporation and By-laws.
          (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Reincorporation Merger, shall be amended and restated as of the Reincorporation Merger Effective Time so as to read in its entirety in the form set forth as Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable law (the “Surviving Corporation Certificate”).
          (b) The by-laws of Merger Sub, as in effect immediately prior to the Mergers, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable law (the “Surviving Corporation By-laws”).
     2.06. Corporate Governance. (a) Survival of Section 2.06. Notwithstanding any other provision in this Agreement, the provisions of this Section 2.06 are intended to survive the Primary Merger Effective Time and remain continuously in effect until immediately after the close of the annual meeting of stockholders of the Surviving Corporation held in 2009 (the “Lapse Date”), at which time the provisions of this Section 2.06 terminate. This Section 2.06(a) does not affect the term of any employment agreements referred to in this Section 2.06.
          (b) Board of Directors. At the Reincorporation Merger Effective Time and until the Primary Merger Effective Time, the Surviving Corporation’s board of directors will be comprised of the directors of NMB as of immediately prior to the Reincorporation Merger Effect Time. At the Primary Merger Effective Time and through the Lapse Date and as and to the extent set forth in the Surviving Corporation Certificate, the Surviving Corporation’s board of directors will comprise 10 directors, to consist initially of five current members of the FCB Board designated by FCB before the Primary Merger Effective Time and five current members of the NMB Board designated by NMB before the Primary Merger Effective Time. The members of the Surviving Corporation’s board of directors as of the Primary Merger Effective Time will serve as directors until their respective successors are duly elected and qualified in accordance with the Surviving Corporation Certificate, Surviving Corporation By-laws and applicable law or until their respective earlier removals or resignations. As long as he is a director of FCB at Closing, the current Chairman of FCB will be a member of the Surviving Corporation’s board of directors until his successor is duly elected and qualified or until his earlier removal or resignation. As long as he is a director of NMB at Closing, the current Chairman of NMB will be a member of the Surviving Corporation’s board of directors until his successor is duly elected and qualified or until his earlier removal or resignation.

          (c) Other Matters. At the Reincorporation Merger Effective Time and until the Primary Merger Effective Time, the officers of the Surviving Corporation shall consist of the officers of NMB as of immediately prior to the Reincorporation Merger Effect Time. As long as he remains a director of the Surviving Corporation, Mr. Robert E. Gipson will be Chairman of the Board of the Surviving Corporation from the Primary Merger Effective Time until the first annual meeting of stockholders of the Surviving Corporation held after the Effective Date. As long as he remains a director of the Surviving Corporation, Mr. John Birchfield will be Vice Chairman of the Board of the Surviving Corporation from the Primary Merger Effective Time until the first annual meeting of stockholders of the Surviving Corporation held after the Effective Date. Mr. C. G. Kum will be appointed President and Chief Executive Officer of the Surviving Corporation as of the Primary Merger Effective Time to serve at the pleasure of the Board of Directors, subject to the terms of his Employment Agreement. In addition, NMB will cause the Merger Sub board of directors to adopt resolutions prior to the Primary Merger Effective Time electing those persons set forth in Exhibit C to the positions described in Exhibit C as of the Primary Merger Effective Time, each to serve at the pleasure of the Board of Directors subject to the terms of any applicable employment agreement.
          (d) Subsidiary Bank. As set forth in Exhibit G, matters with respect to the bank subsidiaries of the Surviving Corporation will be as set forth therein and, as applicable, the constituent documents of such entities.
ARTICLE III
Consideration; Exchange Procedures
     3.01. Effect on Capital Stock. As of the Primary Merger Effective Time or Reincorporation Merger Effective Time, as the case may be, by virtue of the Primary Merger or the Reincorporation Merger, as the case may be, and without any action on the part of the holder of any shares of FCB Common Stock, NMB Common Stock, NMB Preferred Stock or Merger Sub Common Stock:
          (a) Each share of Treasury Stock shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (b) Except as set forth in this Article III and except for shares owned by Dissenting Shareholders, each issued and outstanding share of FCB Common Stock immediately prior to the Primary Merger Effective Time shall be converted into a number of fully paid and nonassessable shares of Surviving Corporation Common Stock equal to the FCB Exchange Ratio. As of the Primary Merger Effective Time, all shares of FCB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and from and after the Primary Merger Effective Time, certificates representing FCB Common Stock (other than shares to be canceled in accordance with Section 3.01(a)(i) and other than shares owned by Dissenting Shareholders) immediately prior to the Primary Merger Effective Time shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted pursuant to this subparagraph (b).

          (c) Except as set forth in this Article III and except for shares owned by Dissenting Shareholders, each issued and outstanding share of NMB Common Stock immediately prior to the Reincorporation Merger Effective Time shall be converted into a number of fully paid and nonassessable shares of Surviving Corporation Common Stock equal to the NMB Exchange Ratio. As of the Reincorporation Merger Effective Time, all shares of NMB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and from and after the Reincorporation Merger Effective Time, certificates representing NMB Common Stock (other than shares to be cancelled in accordance with Section 3.01(a)(i) and other shares owned by Dissenting Shareholders) immediately prior to the Reincorporation Merger Effective Time shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted pursuant to this subparagraph (c).
          (d) Each issued and outstanding share of NMB Preferred Stock immediately prior to the Reincorporation Merger Effective Time shall be converted into the right to receive one share of Series A Convertible Perpetual Preferred Stock of the Surviving Corporation (the “Surviving Corporation Preferred Stock”).
          (e) Each share of common stock, par value $0.01 per share (the “Merger Sub Common Stock”) of Merger Sub issued and outstanding immediately prior to the Reincorporation Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Primary Merger shall remain outstanding and be unaffected by virtue of the Primary Merger.
     3.02. Rights as Shareholders; Stock Transfers. At the Primary Merger Effective Time, holders of FCB Common Stock shall cease to be, and shall have no rights as, shareholders of FCB, other than to receive any dividend or other distribution with respect to such FCB Common Stock with a record date occurring prior to the Effective Date and the right to receive Surviving Corporation Common Stock in accordance with Section 3.01. After the Primary Merger Effective Time, there shall be no transfers on the stock transfer books of FCB of shares of FCB Common Stock. At the Reincorporation Merger Effective Time, holders of NMB Common Stock and NMB Preferred Stock shall cease to be, and shall have no rights as, shareholders of NMB, other than to receive any dividend or other distribution with respect to such NMB Common Stock or NMB Preferred Stock, as the case may be, with a record date occurring prior to the Reincorporation Merger Effective Time and the right to receive Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be, in accordance with Section 3.01. After the Reincorporation Merger Effective Time, there shall be no transfers on the stock transfer books of NMB or the Surviving Corporation of shares of NMB Common Stock or NMB Preferred Stock.
     3.03. Exchange Procedures.
          (a) At or prior to the Reincorporation Merger Effective Time, Merger Sub shall deposit, or shall cause to be deposited, with NMB’s transfer agent or a depository or trust institution of recognized standing selected by NMB and reasonably satisfactory to FCB (in such capacity, the “Exchange Agent”), which may be an affiliate of the Surviving Corporation, for the benefit of the holders of certificates formerly representing shares of FCB Common Stock or NMB Common Stock or NMB Preferred Stock (“Old Certificates”) to be exchanged in accordance with this Article III, certificates representing the shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock (“New Certificates”) to which the holders of the Old Certificates are entitled pursuant to this Agreement and an estimated amount of cash sufficient to pay any cash that may be payable in lieu of fractional shares.
          (b) Promptly after the Effective Date, the Surviving Corporation shall send or cause to be sent to each former holder of record of shares of FCB Common Stock, NMB Common Stock or NMB Preferred Stock immediately prior to the Reincorporation Merger Effective Time transmittal materials for use in exchanging such shareholder’s Old Certificates for the New Certificates provided for in this Article III. The Surviving Corporation shall cause the New Certificates and/or any check in respect of dividends or distributions which such Person shall be entitled to receive to be delivered to such Person upon delivery to the Exchange Agent of Old Certificates representing such shares of FCB Common Stock, NMB Common Stock or NMB Preferred Stock (or indemnity and bond reasonably satisfactory to NMB and the Exchange Agent, if any of such certificates are lost, stolen or destroyed, pursuant to paragraph (e)) owned by such shareholder together with properly completed and duly executed transmittal materials. No interest will be paid on any such cash to be paid in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.
          (c) Neither the Exchange Agent nor any party hereto shall be liable to any former holder of FCB Common Stock, NMB Common Stock or NMB Preferred Stock for any amount properly delivered to a public official pursuant to applicable unclaimed property, escheat or similar laws.
          (d) From and after the Effective Date, no dividends or other distributions with respect to Surviving Corporation Common Stock or Surviving Corporation Preferred Stock with a record date occurring after the Effective Date shall be paid in respect of any unsurrendered Old Certificate converted in the Mergers into the right to receive shares of Surviving Corporation Common Stock or shares of Surviving Corporation Preferred Stock, as the case may be. Upon surrender of Old Certificates (or indemnity and bond reasonably satisfactory to NMB and the Exchange Agent, if any of such certificates are lost, stolen or destroyed, pursuant to paragraph (e)) in accordance with this Section 3.03, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock such holder had the right to receive upon surrender of Old Certificates (or delivery of such indemnity).
          (e) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount and upon such terms as may be required by NMB or the Exchange Agent as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Surviving Corporation Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Old Certificate been surrendered.
          (f) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of NMB Common Stock, NMB Preferred Stock or FCB Common Stock, as the case may be, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts (i) shall be remitted by the Surviving Corporation to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of NMB Common Stock or FCB Common Stock, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation, as the case may be.
     3.04. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Surviving Corporation Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Reincorporation Merger or the Primary Merger; instead, the Surviving Corporation will pay to each holder of FCB Common Stock or NMB Common Stock, as the case may be (after taking into account all Old Certificates delivered by such holder), an amount in cash (without interest) determined by multiplying such fraction of a share of Surviving Corporation Common Stock by the last reported sale price of NMB Common Stock, as reported by NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the last NASDAQ trading day preceding the Effective Date.
     3.05. Anti-Dilution Provisions. In the event that FCB or NMB changes (or establishes a record date for changing) the number or kind of shares of FCB Common Stock or NMB Common Stock, as the case may be, issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding FCB Common Stock or NMB Common Stock, as the case may be, and the record date therefor shall be prior to the Effective Date, the FCB Exchange Ratio or NMB Exchange Ratio, as applicable, shall be proportionately adjusted.
     3.06. Treatment of Options.
          (a) At the Reincorporation Merger Effective Time and the Primary Merger Effective Time, respectively, the Surviving Corporation shall assume the NMB Stock Plans and the FCB Stock Plans as well as the rights, duties and obligations of NMB and FCB, respectively, with respect to the administration of such plans.
          (b) At the Primary Merger Effective Time, each outstanding option to purchase shares of FCB Common Stock (a “FCB Option”) under the FCB Stock Plan, vested or unvested, shall be converted into an option to acquire a number of shares of Surviving Corporation Common Stock equal to the product (rounded up to the nearest whole number except to the extent Section 409A of the Code requires otherwise) of (x) the number of shares of FCB Common Stock subject to the FCB Option immediately prior to the Primary Merger Effective Time and (y) the FCB Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such FCB Option immediately prior to the Primary Merger Effective Time divided by (B) the FCB Exchange Ratio; provided, however, that the exercise price and the number of shares of Surviving Corporation Common Stock purchasable pursuant to the FCB Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any FCB Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Corporation Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Primary Merger Effective Time, each FCB Option shall continue to be governed by the same terms and conditions as were applicable under such FCB Option immediately prior to the Primary Merger Effective Time.
          (c) At the Reincorporation Merger Effective Time, each outstanding option to purchase shares of NMB Common Stock (an “NMB Option”) under the NMB Stock Plans, vested or unvested, shall be converted into an option to acquire a number of shares of Surviving Corporation Common Stock equal to the product (rounded up to the nearest whole number except to the extent Section 409A of the Code requires otherwise) of (x) the number of shares of NMB Common Stock subject to the NMB Option immediately prior to the Reincorporation Merger Effective Time and (y) the NMB Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such NMB Option immediately prior to the Reincorporation Merger Effective Time divided by (B) the NMB Exchange Ratio; provided, however, that the exercise price and the number of shares of Surviving Corporation Common Stock purchasable pursuant to the NMB Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any NMB Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Corporation Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Primary Merger Effective Time, each NMB Option shall continue to be governed by the same terms and conditions as were applicable under such NMB Option immediately prior to the Reincorporation Merger Effective Time.
          (d) Registration. If registration of any interests in the FCB Stock Plan, NMB Stock Plans or other FCB Benefit Plans or NMB Benefit Plans or the shares of Surviving Corporation Common Stock issuable thereunder is required under the Securities Act, the Surviving Corporation shall file with the SEC as soon as reasonably practicable after the Primary Merger Effective Time a registration statement on Form S-8 with respect to such interests or Surviving Corporation Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant FCB Stock Plan, NMB Stock Plans or other FCB Benefit Plans or NMB Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Surviving Corporation Common Stock issuable thereunder (and compliance with any such state laws) continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, the Surviving Corporation shall deliver to the holders of FCB Options and NMB Options appropriate notices setting forth such holders’ rights pursuant to the respective FCB Stock Plan or NMB Stock Plans, as the case may be, and agreements evidencing the grants of such FCB Options and NMB Options, and stating that such FCB Options and NMB Options and agreements have been assumed by the Surviving Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.06 after giving effect to the Mergers and the terms of the FCB Stock Plan or NMB Stock Plans, as the case may be).
          (e) Corporate Actions. At or prior to the Primary Merger Effective Time or the Reincorporation Merger Effective Time, as applicable, FCB, the FCB Board and the FCB compensation committee, as applicable, and NMB, the NMB Board and the NMB compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 3.06(a) and 3.06(b). NMB shall and shall cause the Surviving Corporation to take all actions which are necessary for the assumption of the FCB Options and NMB Options pursuant to Section 3.06(a) and 3.06(b) including the reservation, issuance (subject to Section 3.06(b)) and listing of Surviving Corporation Common Stock as necessary to effect the transactions contemplated by this Section 3.06. Each of NMB and FCB shall take all actions necessary to ensure that from and after the Primary Merger Effective Time, the Surviving Corporation will not be required to deliver shares of NMB Common Stock or other capital stock of NMB or shares of FCB Common Stock or other capital stock of FCB, as the case may be, to any Person pursuant to or in settlement of FCB Options or NMB Options, as the case may be, after the Primary Merger Effective Time.
     3.07. Appraisal Rights. (a) No Person who has exercised a demand for dissenters’ rights pursuant to Section 1300 of the GCL shall be entitled to receive shares of Surviving Corporation Common Stock in the Primary Merger or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article III unless and until the holder thereof shall have effectively withdrawn or lost such holder’s right to dissent under the GCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Section 1300 of the GCL with respect to shares of FCB Common Stock owned by such Dissenting Shareholder. If any Dissenting Shareholders shall have effectively withdrawn or lost the right to dissent with respect to any shares of FCB Common Stock, such shares shall thereupon be treated as though such shares had been converted into shares of Surviving Corporation Common Stock pursuant to this Article III. FCB shall give NMB (i) prompt notice of any written demands for dissenters rights, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by FCB relating to shareholders rights to dissent and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for dissenters’ rights under the GCL.
          (b) No Person who has exercised a demand for dissenters’ rights pursuant to Section 1300 of the GCL shall be entitled to receive shares of Surviving Corporation Common Stock in the Reincorporation Merger or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article III unless and until the holder thereof shall have effectively withdrawn or lost such holder’s right to dissent under the GCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Section 1300 of the GCL with respect to shares of NMB Common Stock owned by such Dissenting Shareholder. If any Dissenting Shareholders shall have effectively withdrawn or lost the right to dissent with respect to any shares of NMB Common Stock, such shares shall thereupon be treated as through such shares had been converted into shares of Surviving Corporation Common Stock pursuant to this Article III. NMB shall give FCB (i) prompt notice of any written demands for dissenters rights, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by NMB relating to shareholders rights to dissent and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for dissenters’ rights under the GCL.
ARTICLE IV
Conduct of Business Pending Merger
     4.01. Forebearances. Each of FCB and NMB agrees that from the date hereof until the Primary Merger Effective Time, except as expressly contemplated by this Agreement or as set forth in paragraph 4.01 of FCB’s Disclosure Schedule or paragraph 4.01 of NMB’s Disclosure Schedule, as the case may be, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), it will not, and will cause each of its Subsidiaries not to:
          (a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates taken as a whole, or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under this Agreement.
          (b) Capital Stock. Other than pursuant to Rights outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of its stock to become subject to new grants of employee or director stock options, other Rights or other stock-based employee rights.
          (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) on or in respect of, or declare or make any distribution on any shares of its stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees or those of its Subsidiaries, or hire any new employees with a rank of vice president or above, or grant any salary or wage increase or increase any employee benefit (including equity, awards, incentive or bonus payments), except (i) for normal individual increases in compensation to employees (including, without limitation, annual salary increases and annual bonus payments (other than equity compensation) in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.
          (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, profit sharing, deferred compensation, bonus plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of its directors, officers or employees or those of its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan.
          (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice.
          (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.
          (h) Constituent Documents. In the case of FCB, amend the FCB Articles or the FCB By-Laws or the articles of incorporation or by-laws (or similar governing documents) of any of its Subsidiaries. In the case of NMB, amend the NMB Articles or the NMB By-Laws or the articles of incorporation or by-laws (or similar governing documents) of any of its Subsidiaries.
          (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements.
          (j) Contracts. Enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $75,000 or more and which is not terminable at will on 60 days or less notice without payment of a premium penalty, other than loans, deposits, derivatives transactions, swaps, FHLB advances, repurchase agreements and other transactions made in the ordinary course of the banking business and agreements permitted pursuant to clause (b).
          (k) Claims. Other than in the ordinary course of business, settle any claim, action or proceeding against it, except for any claim, action or proceeding in an amount or for such consideration, individually or in the aggregate for all such settlements, that is not material to it and its Subsidiaries, taken as a whole, and would not impose any material restriction on the business of the Surviving Corporation or create precedent for claims that are reasonably likely to be material to it and its Subsidiaries, taken as a whole.
          (l) Adverse Actions. Notwithstanding anything herein to the contrary, take any action that would, or is reasonably likely to, prevent or impede either Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Subject to the terms and conditions hereof, take any action that is intended or is reasonably likely to result in (i) any of the conditions to the Mergers set forth in Article VII not being satisfied or (ii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.
          (m) Banking Operations. Enter into any new material line of business or materially change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.
          (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.
          (o) Commitments. Agree or commit to do any of the foregoing.
ARTICLE V
Representations and Warranties
     5.01. Disclosure Schedules. On or prior to the date hereof, FCB has delivered to NMB a schedule and NMB has delivered to FCB a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item was required to be disclosed therein.
     5.02. [Intentionally Omitted.]
     5.03. Representations and Warranties. Subject to Section 5.01 and except as Previously Disclosed, NMB and Merger Sub hereby represent and warrant to FCB, and FCB hereby represents and warrants to NMB and Merger Sub, to the extent applicable, in each case with respect to NMB and its Subsidiaries and FCB and its Subsidiaries, as applicable, as follows:
          (a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. It is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
          (b) FCB Common Stock. In the case of FCB only, the authorized capital stock of FCB consists of 10,000,000 shares of FCB Common Stock. As of the date hereof, 3,277,807 shares of FCB Common Stock were issued and outstanding. As of the date hereof, 159,600 shares of FCB Common Stock were subject to issuance upon exercise of FCB Options granted and currently outstanding under the FCB 2005 Stock Option Plan (the “FCB Stock Plan”). As of the date hereof, there were 40,400 shares of FCB Common Stock reserved for issuance and available for the grant of new awards under the FCB Stock Plan. The outstanding shares of FCB Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, FCB does not have any Rights issued or outstanding with respect to FCB Common Stock, and FCB does not have any commitment to authorize, issue or sell any FCB Common Stock or Rights, except pursuant to this Agreement and outstanding FCB Options. As of the date hereof, FCB does not own any shares of NMB Common Stock.
          (c) NMB Stock. In the case of NMB only, the authorized capital stock of NMB consists of 10,000,000 shares of NMB Common Stock and 1,000,000 shares of preferred stock. As of the date hereof, 5,543,391 shares of NMB Common Stock and 1,000 shares of NMB Preferred Stock were issued and outstanding. As of the date hereof, 606,984 shares of NMB Common Stock were subject to issuance upon exercise of NMB Options granted and currently outstanding under the NMB 1994 Stock Option Plan, NMB Amended 1996 Stock Incentive Plan or NMB 2005 Stock Incentive Plan (collectively, the “NMB Stock Plans”). As of the date hereof, there were 190,338 shares of NMB Common Stock reserved for issuance and available for the grant of new awards under the NMB Stock Plans. The outstanding shares of NMB Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, NMB does not have any Rights issued or outstanding with respect to NMB Common Stock, and NMB does not have any commitment to authorize, issue or sell any NMB Common Stock or Rights, except pursuant to this Agreement and outstanding NMB Options. As of the date hereof, NMB does not own any shares of FCB Common Stock.
          (d) Significant Subsidiaries. (i) Except as contemplated by this Agreement, (A) it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Significant Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55) and are owned by it or its Subsidiaries free and clear of any Liens.
          (ii) Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.
          (e) Corporate Power. It and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (f) Corporate Authority. (i) Subject to receipt of the shareholder approval described in paragraph (ii) of this Section 5.03(f), in the case of FCB, and in paragraph (iii) of this Section 5.03(f), in the case of NMB, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action on or prior to the date hereof. This Agreement is a valid and legally binding obligation of such party, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). In the case of FCB, the FCB Board has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the FCB Exchange Ratio is fair to the holders of FCB Common Stock from a financial point of view. In the case of NMB, the NMB Board has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date hereof the FCB Exchange Ratio is fair to the holders of NMB Common Stock from a financial point of view.
          (ii) In the case of FCB, the affirmative vote of the holders of a majority of the outstanding shares of FCB Common Stock to approve the principal terms of this Agreement is the only vote of the holders of any class or series of FCB’s capital stock necessary to approve and adopt this Agreement, and the transactions contemplated hereby.
          (iii) In the case of NMB, the affirmative vote of the holders of a majority of the outstanding shares of NMB Common Stock and the holders of a majority of the outstanding shares of NMB Preferred Stock to approve the principal terms of this Agreement is the only vote of the holders of any class or series of NMB capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.
          (g) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger except for (A) filings and approvals of applications with and by federal and state banking authorities, (B) filings with the SEC and state securities authorities, (C) the shareholder approval described in paragraphs (ii) and (iii) of Section 5.03(f), (D) the filing of the Agreement of Merger with the California Secretary pursuant to the GCL and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (E) the filing of the Surviving Corporation Certificate as contemplated by Section 2.05 hereof and (F) such filings with NASDAQ to obtain the authorizations for listing contemplated by this Agreement.
          (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any payment obligation, Lien, acceleration of maturity, performance or remedies or any right of termination or modification under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, contract, indenture or instrument of it or of any of its Subsidiaries or to which the properties or assets of it or any of its Subsidiaries is subject or bound, (B) constitute a breach or violation of, or a default under, the FCB Articles or the NMB Articles, as the case may be, or the FCB By-laws or the NMB By-laws, as the case may be, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
          (h) Financial Reports and Regulatory Documents; Material Adverse Effect. (i) In the case of NMB, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2005, under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed, and in the case of FCB, its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), or 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed (collectively for each of the parties, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules thereto) fairly presented in all material respects, its financial position and that of its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to immaterial normal year-end audit adjustments in the case of unaudited statements.
          (ii) Since December 31, 2005, it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.
          (iii) Since December 31, 2005, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.
          (i) Litigation. Except as Previously Disclosed or set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, there is no suit, action or proceeding pending or, to the knowledge of it, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, is (i) material to it and its Subsidiaries, taken as a whole, or

(ii) that is reasonably likely to prevent or delay it in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.
          (j) Regulatory Matters. (i) Neither it nor any of its Subsidiaries is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
          (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (k) Compliance with Laws. It and each of its Subsidiaries:
          (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act , the USA Patriot Act and all other applicable fair lending laws and anti-money laundering laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls;
          (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened; and
          (iii) has received, since December 31, 2004, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization.
          (l) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Filings, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
          (m) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Keefe, Bruyette & Woods, Inc. in the case of FCB and a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P. in the case of NMB.
          (n) Employee Benefit Plans.
          (i) All material benefit and compensation plans, contracts, policies or arrangements covering its current employees or former employees and those of its Subsidiaries (its “Employees”) and its current or former directors, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (its “Benefit Plans”), are Previously Disclosed and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto, have been made available to the other party hereto.
          (ii) All employee benefit plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering its Employees (its “Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of it Plans which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Plan under Section 401(a) of the Code. There is no material pending or, to its knowledge, threatened litigation relating to its Benefit Plans. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Plans that, assuming the taxable period of such transaction expired as of the date hereof, could be reasonably likely to subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.
          (iii) Neither it, any or its Subsidiaries nor any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or

(y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan.
          (iv) All contributions required to be made under the terms of any of its Plans have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings.
          (v) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any of its Benefit Plans. It or its Subsidiaries may amend or terminate any of its Benefit Plans at any time without incurring any liability thereunder.
          (vi) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of it or any of its subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of it or, after the consummation of the transactions contemplated hereby, the Surviving Corporation to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.
          (o) Labor Matters. Neither it nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor to its knowledge is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
          (p) Environmental Matters. Neither its conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. No property on which it or any of its Subsidiaries holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither it nor any of its Subsidiaries has received any written notice from any Person that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property.
          (q) Tax Matters. (i)(A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (B) all Taxes due in respect of such Tax Returns referred to in clause (A) have been paid in full, (C) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, (D) it has not received notice of any proposal or intention by the Internal Revenue Service or the appropriate Tax authority to audit or review the Tax Returns referred to in clause (A) or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (G) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its Taxes or those of its Subsidiaries. It has made available to the other party hereto true and correct copies of the U.S. federal income Tax Returns filed by it and its Subsidiaries for the year ended December 31, 2004. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed prior to the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed prior to the date hereof. Neither it nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group over which it is or was the common parent) or otherwise has any liability for the Taxes of any person (other than its own Taxes and those of its Subsidiaries). As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.
          (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.
          (r) Derivative Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of such party or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither it nor its Subsidiaries, nor to its knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
          (s) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
          (t) Insurance. It has made available to the other party hereto all of the insurance policies, binders, or bonds maintained by it or its Subsidiaries (its “Insurance Policies”). It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of its Insurance Policies are in full force and effect; it and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by it have been filed in due and timely fashion.
          (u) Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, as of the date hereof and will be as of immediately prior to the Reincorporation Merger Effective Time, owned by NMB, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub, except as contemplated by this Agreement. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Reincorporation Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.
ARTICLE VI
Covenants
     6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of FCB, NMB and Merger Sub agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

     6.02. Shareholder Approvals. (a) Each of FCB and NMB agrees to take in accordance with applicable law and its respective Constituent Documents all action necessary to convene a meeting of its respective shareholders (including any adjournment or postponement, the “FCB Meeting” and the “NMB Meeting”, respectively), as promptly as practicable, to consider and vote upon the approval of the principal terms of this Agreement, in the case of each of the FCB Meeting and the NMB Meeting, as well as any other matters required to be approved by such entity’s shareholders for consummation of the Mergers, in the case of both the FCB Meeting and the NMB Meeting.
          (b) The boards of directors of FCB and NMB have adopted resolutions recommending to the shareholders of FCB and the shareholders of NMB, respectively, the approvals specified in Section 6.02(a) and the other matters required to be approved or adopted in order to carry out the intentions of this Agreement. Except as otherwise permitted by this Agreement, the FCB Board and NMB Board each will submit to their shareholders the principal terms of this Agreement and any other matters required to be approved by their shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, FCB and NMB each will take, in accordance with applicable law and its respective Constituent Documents, all action necessary to convene a meeting of its shareholders, as promptly as practicable, to consider and vote upon such matters. The FCB Board and NMB Board each will use all reasonable best efforts to obtain from their respective shareholders a vote approving such matters. Notwithstanding anything in this Agreement to the contrary, if the NMB Board or the FCB Board, after consultation with counsel, determines in good faith that, because of a conflict of interest or other special circumstances (it being agreed that such special circumstances will include, for purposes of this Agreement, the receipt by a party of an Acquisition Proposal that such party’s board of directors concludes in good faith constitutes a Superior Proposal), it would reasonably be expected to be a violation of its fiduciary duties under applicable law to continue to recommend such matters, then, the NMB Board or FCB Board, as the case may be, may decline to submit such matters to its shareholders or may, if such submission has already occurred, rescind its notice of the meeting with the effect set forth in Sections 8.01(c) and 8.02; provided that it may not take any actions under this sentence until after giving the other party hereto at least five business days to respond to such Acquisition Proposal (and after giving the other party notice of the latest material terms, conditions and third party in the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by the other party hereto.
     6.03. Registration Statement and Joint Proxy Statement. (a) FCB and NMB will cooperate in ensuring that all filings required pursuant to SEC Rules 165, 425 and 14a-12 are timely and properly made. The parties agree jointly to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Merger Sub with the SEC in connection with the issuance of Surviving Corporation Common Stock in the Mergers (including the proxy statement and prospectus and other proxy solicitation materials of FCB, NMB and Merger Sub constituting a part thereof (the “Joint Proxy Statement”) and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement; and provided that both parties and their respective Subsidiaries have cooperated as required above, FCB and NMB agree to file or cause to be filed the Registration Statement with the SEC as soon as reasonably practicable. Each of FCB and NMB agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. NMB also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. FCB agrees to furnish to NMB all information concerning FCB, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.
          (b) Each of FCB and NMB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the FCB Meeting or the NMB Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of FCB and NMB further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement or the Registration Statement.
          (c) NMB agrees to advise FCB, promptly after NMB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of NMB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     6.04. Press Releases. FCB and NMB shall consult with each other before issuing any press release with respect to the Mergers or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of NASDAQ. FCB and NMB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.
     6.05. Access; Information. (a) Each of FCB and NMB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Primary Merger Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.
          (b) Each party agrees that it will, and will cause its Representatives to, comply with the Confidentiality Agreement with respect to all information obtained under this Section 6.05.
          (c) No investigation by either party of the business and affairs of the other party, pursuant to this Section 6.05 or otherwise, shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
     6.06. Acquisition Proposals. (a) FCB and NMB each agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided that, in the event either party receives an unsolicited bona fide written Acquisition Proposal and such party’s board of directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of such party concludes in good faith (after consultation with counsel) that failure to take such actions would reasonably be expected to be a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement as entered into on April 20, 2006 between NMB and FCB (the “Confidentiality Agreement”). Each of FCB and NMB will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than FCB or NMB, as the case may be, with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. FCB and NMB will promptly (within one business day) advise the other party following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.
          (b) Nothing contained in this Agreement shall prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

     6.07. Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, each of FCB and NMB shall deliver to the other a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the FCB Meeting or the NMB Meeting, as applicable, deemed to be an “affiliate” of FCB or NMB, as applicable (each, an “FCB Affiliate” or “NMB Affiliate”), as that term is used in Rule 145 under the Securities Act.
          (b) Each of FCB and NMB shall use its commercially reasonable efforts to cause each Person who may be deemed to be an FCB Affiliate or NMB Affiliate, as applicable, to execute and deliver to the other party on or before the date of mailing of the Joint Proxy Statement an agreement in substantially the form attached hereto as Exhibit D.
     6.08. Certain Information. Without limiting the generality of Section 6.05, after the date hereof until the earlier of the Primary Merger Effective Time and the termination of this Agreement in accordance with its terms, each party hereto shall furnish to the other party a copy of its monthly board package and minutes of the board’s loan committee meetings (including all materials provided in advance of such meetings).
     6.09. NASDAQ. Each of NMB and FCB shall use commercially reasonable efforts to cause the Surviving Corporation Common Stock to be issued in the Merger to be approved for quotation on the NASDAQ, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Date.
     6.10. Regulatory Applications. (a) FCB and NMB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and NMB shall make all necessary regulatory filings as soon as reasonably practicable. Each of FCB and NMB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.
          (b) Subject to applicable law, each party agrees, upon request, to furnish the other party with all readily obtainable information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority.

     6.11. Indemnification. (a) Following the Effective Date, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of FCB, NMB and their respective Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Primary Merger Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that FCB, NMB and their respective Subsidiaries are permitted to indemnify (and advance expenses to) their respective directors and officers under the laws of their respective jurisdictions of incorporation, their respective charters and their respective by-laws.
          (b) For a period of three years from the Primary Merger Effective Time, the Surviving Corporation shall use its reasonable best efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of FCB, NMB or any of their respective Subsidiaries (determined as of the Reincorporation Merger Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or prior to the Primary Merger Effective Time (including, without limitation, the transactions contemplated by this Agreement) which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by FCB or NMB, as the case may be.
          (c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Surviving Corporation thereof; provided that the failure so to notify shall not affect the obligations of the Surviving Corporation under Section 6.11(a) unless and to the extent that the Surviving Corporation is actually and materially prejudiced as a result of such failure.
          (d) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.11.
          (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     6.12. Benefit Plans. (a) The Surviving Corporation shall, from and after the Primary Merger Effective Time, (i) provide former employees of FCB and NMB who remain as employees of the Surviving Corporation with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of NMB who remain as employees of the Surviving Corporation, (ii) provide employees of FCB and NMB who remain as employees of the Surviving Corporation credit for years of service with FCB or NMB, as the case may be, or any of such entity’s Subsidiaries prior to the Primary Merger Effective Time for the purpose of eligibility and vesting except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, (iii) to the extent reasonably practicable cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable FCB Benefit Plans or NMB Benefit Plans) and eligibility waiting periods under group health plans of the Surviving Corporation to be waived with respect to former employees of FCB and NMB who remain as employees of the Surviving Corporation (and their eligible dependents) and who become participants in such group health plans and (iv) to the extent reasonably practicable cause to be credited to any deductible or out-of-pocket expense of the Surviving Corporation benefit plans any deductibles or out-of-pocket expenses incurred by employees of FCB or NMB and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Surviving Corporation benefit plans. Notwithstanding the foregoing, nothing contained herein shall obligate the Surviving Corporation or any of its Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment of any particular employee. Prior to the Primary Merger Effective Time, NMB and FCB shall consult with each other in good faith to determine which FCB Benefit Plans and NMB Benefit Plans shall be amended, modified or terminated, as the case may be, on or after the Effective Date and shall then take all actions reasonably necessary to effect such determinations.
          (b) FCB and NMB shall, and shall cause the Surviving Corporation to, honor in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of FCB and NMB and their respective Subsidiaries, including, without limitation, any benefits or rights under the agreements listed on Section 6.12 of the FCB Disclosure Schedule or the NMB Disclosure Schedule, as the case may be, or that arise as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).
          (c) Prior to making any written or oral communications to their directors, officers or employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, each party shall provide the other party with a copy of the intended communication and a reasonable period of time to review and comment on the communication, and the parties shall cooperate in providing any such mutually agreeable communication.
     6.13. Exemption from Liability Under Section 16(b). Assuming that FCB delivers to NMB the Section 16 Information in a timely and accurate manner before the Primary Merger Effective Time, the NMB Board, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will reasonably promptly thereafter and in any event before the Primary Merger Effective Time adopt a resolution providing that the receipt by the FCB Insiders of Surviving Corporation Common Stock in exchange for shares of FCB Common Stock, and of options to purchase shares of Surviving Corporation Common Stock upon conversion of options to purchase shares of FCB Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are approved by the NMB Board or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt will be so exempt.
     6.14. Notification of Certain Matters. Each of FCB and NMB shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely,

individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
ARTICLE VII
Conditions to Consummation of the Mergers
     7.01. Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each of FCB, NMB and Merger Sub to consummate the Mergers is subject to the fulfillment or written waiver by FCB and NMB prior to the Primary Merger Effective Time of each of the following conditions:
          (a) Shareholder Approvals. The principal terms of this Agreement shall have been duly approved by the requisite vote of the shareholders of FCB and NMB.
          (b) Regulatory Approvals. Any consents, waivers, clearances, approvals and authorizations (including pursuant to state “Blue Sky” laws) of Governmental Authorities that are necessary to permit consummation of the Mergers shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.
          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of either Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of either Merger.
          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
          (e) Listing. The Surviving Corporation Common Stock to be issued in the Mergers shall have been approved for quotation on NASDAQ.
          (f) Opinion of Counsel. Each party shall have received an opinion of Sullivan & Cromwell LLP, joint counsel to the parties, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Mergers will be treated as reorganizations within the meaning of Section 368(a) of the Code and (ii) FCB and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code with respect to the Primary Merger and NMB and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code with respect to the Reincorporation Merger. In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon written representations from FCB and shareholders of NMB.

     7.02. Conditions to Obligation of FCB. The obligation of FCB to consummate the Merger is also subject to the fulfillment or written waiver by FCB prior to the Primary Merger Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of NMB and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of an earlier date in which case they shall be true and correct as of such date), except where any failures of any such representations and warranties to be so true and correct would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect with respect to NMB except for Section 5.03(c) and (f) which shall be true in all material respects; and FCB shall have received a certificate signed on behalf of NMB by the Chief Executive Officer or Chief Financial Officer of NMB to the foregoing effect.
          (b) Performance of Obligations of NMB. NMB and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Primary Merger Effective Time, and FCB shall have received a certificate, dated the Effective Date, signed on behalf of NMB by the Chief Executive Officer and the Chief Financial Officer of NMB to such effect.
     7.03. Conditions to Obligation of NMB. The obligation of NMB and Merger Sub to consummate the Mergers is also subject to the fulfillment, or written waiver by NMB, prior to the Primary Merger Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of FCB set forth in this Agreement shall be true and correct (without giving effect to any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date in which case they shall be true and correct as of such date), except where any failures of any such representations and warranties to be so true and correct would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect with respect to FCB except for Section 5.03(b) and (f) which shall be true in all material respects; and NMB shall have received a certificate signed on behalf of FCB by the Chief Executive Officer or Chief Financial Officer of FCB to the foregoing effect.
          (b) Performance of Obligations of FCB. FCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Primary Merger Effective Time, and NMB shall have received a certificate, dated the Effective Date, signed on behalf of FCB by the Chief Executive Officer and the Chief Financial Officer of FCB to such effect.

ARTICLE VIII
Termination
     8.01. Termination. This Agreement may be terminated, and the Mergers may be abandoned:
          (a) Mutual Consent. At any time prior to the Reincorporation Merger Effective Time, by the mutual consent of FCB and NMB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
          (b) Breach. At any time prior to the Reincorporation Merger Effective Time, by FCB or NMB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 60 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 60 calendar days after the giving of written notice to the breaching party of such breach, provided that any such breach under clause (i) or (ii) would entitle the non-breaching party not to consummate the Merger under Article VII hereof.
          (c) Adverse Action. At any time prior to the Reincorporation Merger Effective Time, by FCB or NMB, if the other party’s board of directors submits this Agreement to its shareholders without a recommendation for approval or with special and materially adverse conditions on such approval; or such board of directors otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02 or rescinds its notice of shareholder meeting or declines to submit the principal terms of this Agreement to a vote of its shareholders; or such board of directors recommends to its shareholders an Acquisition Proposal other than the Mergers; or such board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the board of directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Mergers.
          (d) Delay. At any time prior to the Reincorporation Merger Effective Time, by FCB or NMB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Mergers are not consummated by March 31, 2007, except to the extent that the failure of the Mergers then to be consummated arises out of or results from the knowing and willful action or inaction of the party seeking to terminate pursuant to this Section 8.01(d), which action or inaction is in violation of its obligations under this Agreement.
          (e) Denial of Regulatory Approval. By FCB or NMB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of either Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.
          (f) Shareholder Approval. By FCB or NMB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that (i) the approval of the principal terms of this Agreement by the shareholders of FCB shall not have been obtained at the FCB Meeting or at any adjournment or postponement thereof or (ii) the approval of the principal terms of this Agreement by the shareholders of NMB shall not have been obtained at the NMB Meeting or at any adjournment or postponement thereof.
          (g) Superior Proposal. By FCB or NMB, as the case may be, at any time prior to the time the requisite vote of its shareholders is obtained, if (i) such party is not in material breach of any of the terms of this Agreement, (ii) the board of directors of such party authorizes it, subject to complying with the terms of this Agreement, to enter into a definitive agreement (other than a mere confidentiality agreement) with respect to a Superior Proposal and such party notifies the other in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) the other party does not make, within four business days of receipt of such party’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of such party determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of such party as the Superior Proposal and (iv) such party prior to such termination pays to the other party in immediately available funds any fees required to be paid pursuant to Section 8.02. Each of FCB and NMB agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fifth business day after it has provided the notice to the other party required thereby, (y) to notify the other party promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such four day period, to negotiate in good faith with the other party with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by the other party in response to a Superior Proposal, if any.
     8.02. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful material breach of this Agreement, (ii) the provisions set forth in the second sentence of Section 9.01 shall survive termination of this Agreement and termination shall not relieve any party of any liability under such provisions.
          (b) In the event that (i) a bona fide Acquisition Proposal shall have been made to FCB or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to FCB or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn) and thereafter this Agreement is terminated by either FCB or NMB pursuant to Section 8.01(f)(i) or (ii) this Agreement is terminated by FCB pursuant to Section 8.01(g) or by NMB pursuant to Section 8.01(c), then FCB shall promptly, but in no event later than two days after the date of such termination, pay NMB a termination fee of $4,000,000 (the “Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iv) of Section 8.01(g) shall be paid as set forth in such section) payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to NMB pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination FCB or any of its Subsidiaries shall have entered into a definitive agreement (other than merely a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to FCB’s stockholders or otherwise not opposed, an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof). FCB’s payment shall be the sole and exclusive remedy of NMB for damages against FCB and any of its Subsidiaries and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment. FCB acknowledges that the agreements contained in this Section 8.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, NMB would not enter into this Agreement; accordingly, if FCB fails to promptly pay the amount due pursuant to this Section 8.02(b), and, in order to obtain such payment, NMB commences a suit that results in a judgment against FCB for the fee set forth in this Section 8.02(b) or any portion of such fee, FCB shall pay to NMB or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the publicly announced prime rate of interest published in The Wall Street Journal on the date such payment was required to be made from the date such payment was required to be made through the date of payment.
          (c) In the event that (i) a bona fide Acquisition Proposal shall have been made to NMB or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to NMB or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn) and thereafter this Agreement is terminated by either FCB or NMB pursuant to Section 8.01(f)(ii) or (ii) this Agreement is terminated by NMB pursuant to Section 8.01(g) or by FCB pursuant to Section 8.01(c), then NMB shall promptly, but in no event later than two days after the date of such termination, pay FCB the Termination Fee (provided, however, that the Termination Fee to be paid pursuant to clause (iv) of Section 8.01(g) shall be paid as set forth in such section), promptly payable by wire transfer of same day funds; provided, however, that no fee shall be payable to FCB pursuant to clause (i) of this paragraph (c) unless and until within 12 months of such termination NMB or any of its Subsidiaries shall have entered into a definitive agreement (other than merely a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to NMB’s shareholders or otherwise not opposed, an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof). NMB’s payment shall be the sole and exclusive remedy of FCB against NMB and any of its Subsidiaries and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment. NMB acknowledges that the agreements contained in this Section 8.02(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, FCB would not enter into this Agreement; accordingly, if NMB fails to promptly pay the amount due pursuant to this Section 8.02(c), and, in order to obtain such payment, FCB commences a suit that results in a judgment against NMB for the fee set forth in this Section 8.02(c) or any portion of such fee,

NMB shall pay to FCB its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the publicly announced prime rate of interest published in The Wall Street Journal in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.
ARTICLE IX
Miscellaneous
     9.01. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Primary Merger Effective Time (other than Sections 2.06 and 6.11 and this Article IX which shall survive the Primary Merger Effective Time and the Reincorporation Merger Effective Time). This Article IX, Section 8.02 and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers or the termination of this Agreement.
     9.02. Waiver; Amendment. Prior to the Reincorporation Merger Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time, by an agreement in writing between FCB and NMB hereto executed in the same manner as this Agreement, except that (i) after the FCB Meeting, this Agreement may not be amended if it would violate California law or reduce the consideration to be received by FCB shareholders in the Primary Merger and (ii) after the NMB Meeting, this Agreement may not be amended if it would violate California law or reduce the consideration to be received by NMB shareholders in the Reincorporation Merger.
     9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     9.04. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (except to the extent to which, under the internal affairs doctrine as applied under California law, Delaware law applies by reason of being the law of Merger Sub’s state of incorporation).
     9.05. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC fees and the fees and expenses of Sullivan & Cromwell LLP shall be shared equally between the parties.
     9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to FCB Bancorp, to:
C. G. Kum
President and Chief Executive Officer
FCB Bancorp
1150 Paseo Camarillo
Camarillo, CA 93010
Telephone: 805-322-9308
Fax: 805-445-1388
With a copy to:
Gary M. Horgan
Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, CA 91302-4001
Telephone: 818-591-2121
Fax: 818-591-3838
If to National Mercantile Bancorp, to:
Scott A. Montgomery
President and Chief Executive Officer
National Mercantile Bancorp
1880 Century Park East
Los Angeles, CA 90067
Telephone: 310-277-2265
Fax: 310-201-0629
With a copy to:
Alan B. Spatz
Troy & Gould P.C.
1801 Century Park East
16TH Floor
Los Angeles, CA 90067
Telephone: 310-789-1231
Fax: 310-201-4746
In the case of a notice to either party with a copy to:
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
Attention: Patrick S. Brown
Telephone: 310-712-6603
Fax: 310-712-8800

     9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement, together with the Exhibits and Schedules hereto and the Confidentiality Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.11, nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.08. Effect. No provision of this Agreement shall be construed to require FCB, NMB or any of their respective Subsidiaries, affiliates or directors to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.
     9.09. Severability. Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on either party or the Surviving Corporation, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     9.10. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Reincorporation Merger Effective Time, the parties may mutually agree to revise the structure of the Mergers and related transactions provided that each of the transactions comprising such revised structure shall (i) not change the amount or form of consideration to be received by the shareholders of FCB or NMB and the holders of FCB Options or NMB Options, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of the shareholders of either party. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.
     9.11. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of California located in either Los Angeles or Ventura Counties, this being in addition to any other remedy to which they are entitled at law or in equity.
* * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FCB BANCORP
By:	/s/ C. G. Kum
	Name:	C. G. Kum
	Title:	President and Chief Executive Officer

By:	/s/ Thomas E. Anthony
	Name:	Thomas E. Anthony
	Title:	Secretary

NATIONAL MERCANTILE BANCORP
By:	/s/ Scott Montgomery
	Name:	Scott Montgomery
	Title:	President and Chief Executive Officer

By:	/s/ Joseph N. Cohen
	Name:	Joseph N. Cohen
	Title:	Secretary

FIRST CALIFORNIA FINANCIAL GROUP, INC.
By:	/s/ Scott Montgomery
	Name:	Scott Montgomery
	Title:	President and Chief Executive Officer

By:	/s/ Joseph N. Cohen
	Name:	Joseph N. Cohen
	Title:	Secretary

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FIRST CALIFORNIA FINANCIAL GROUP, INC.
          FIRST CALIFORNIA FINANCIAL GROUP, INC. a Delaware corporation (the “Corporation”), hereby certifies as follows:
          1. The name of the Corporation is FIRST CALIFORNIA FINANCIAL GROUP, INC. The date of filing of its original certificate of incorporation with the Secretary of State was June 7, 2006 and the name under which it was originally incorporated was FIRST CALIFORNIA FINANCIAL GROUP, INC.
          2. This restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of said Corporation and has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.
          3. The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full:
          FIRST. The name of the Corporation is FIRST CALIFORNIA FINANCIAL GROUP, INC.
          SECOND. The address of the Corporation’s registered office in the State of Delaware is ___. The name of its registered agent at such address is ___.
          THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
          FOURTH. (a) (i) The total number of shares of all classes of stock which the Corporation shall have authority to issue is ___, of which ___shares shall be designated as common stock of no par value (the “Common Stock”) and ___shares shall be designated as preferred stock of no par value (the “Preferred Stock”). Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

     (A) the distinctive serial designation of such series which shall distinguish it from other series;
     (B) the number of shares included in such series;
     (C) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;
     (D) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
     (E) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;
     (F) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;
     (G) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
     (H) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and
     (I) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by-law, and if so the terms of such voting rights.
Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware or any corresponding provision hereafter enacted.

          (b) The board of directors has provided for the issuance of a series of Preferred Stock of the Corporation consisting of 1,000 shares of Series A Convertible Perpetual Preferred Stock with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions as set forth in Exhibit A hereto.
          FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.
          SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation. The holders of Common Stock shall be entitled at all elections of directors to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder’s shares of Common Stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit, and to one vote for each share of Common Stock on all other matters.
          SEVENTH. (a) The following provisions of this Article Seventh will be effective from [insert Primary Merger Effective Time] until immediately after the close of the annual meeting of stockholders of the Corporation held in 2009 (the “Lapse Date”).
          (b) Subject to the provisions of this Article Seventh and subject to the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation or providing for special circumstances under which holders thereof may elect directors, until the Lapse Date, (1) in order to qualify for election as a director of the Corporation at an annual or special meeting of stockholders or by written consent of stockholders, an individual must be nominated either by (i) a stockholder entitled to vote in the election of directors who has complied with all requirements for such nomination that may be provided for in these Amended and Restated Articles of Incorporation and the Corporation’s By-laws or (ii) the applicable Nominating Committee (as defined below) and (2) in order to qualify for election as a director of the Corporation by the board of directors to fill a vacancy or newly created directorship, an individual must be nominated to the board of directors by the applicable Nominating Committee (as defined below). The qualification procedures for clauses (1)(i) and (ii) of the previous sentence are known herein as the “Nomination Procedures”.
     (i) (A) Upon the Reincorporation Merger Effective Time, the number of directors of the Corporation shall be ten (10), which number shall consist of an equal number of Former FCB Directors (as defined below) and Former NMB Directors (as defined below), in each case as designated pursuant to the Merger Agreement. If the board of directors decides to increase at any time the number of members of the board of directors, the board of directors shall designate such new directorships in such a way as to cause the ratio of the number of Former NMB Directorships (as defined below) to the number of Former FCB Directorships (as defined below) (the “Ratio”) to equal one.

     (B) If the board of directors decides to decrease the number of members of the board of directors, the board of directors shall designate those directorships that are up for election at the annual stockholders’ meeting in such a way as to cause the Ratio to equal one.
     (C) If the board of directors decides to decrease, during any period between consecutive annual stockholders meetings, the number of members of the board of directors, the board of directors shall cause the Ratio to equal one
     (ii) The board of directors may decide by the vote of a Special Majority (as defined below), on the recommendation of both a NMB Nominating Committee (as defined below) and an FCB Nominating Committee (as defined below), (A) not to designate any one or more directorships in the manner described in the previous paragraph (i), or (B) to determine that the Nominating Committee Procedures shall not apply to any one or more directorships.
     (iii) At [insert date of Primary Merger Effective Time], any director who was formerly a director of FCB Bancorp shall be a “Former FCB Director” and any director who was formerly a director of National Mercantile Bancorp shall be a “Former NMB Director.” Any person filling (by election or appointment) a Former NMB Directorship and nominated under the Nomination Procedures shall be considered a “Former NMB Director”; any person filling (by election or appointment) a Former FCB Directorship and qualified by the Nomination Procedures shall be considered a “Former FCB Director.” Any person who is a Former NMB Director or Former FCB Director under this paragraph (iii) shall also be a “Continuing Director”.
     (iv) For any directorship occupied by, vacated by, to be occupied by, or designated for a Former FCB Director (a “Former FCB Directorship”), the Nominating Committee will consist of two Former FCB Directors (an “FCB Nominating Committee”); for any directorship occupied by, vacated by, to be occupied by, or designated for a Former NMB Director (a “Former NMB Directorship”), the Nominating Committee will consist of two Former NMB Directors (an “NMB Nominating Committee”). Subject to the powers of the stockholders of the Corporation pursuant to this Certificate of Incorporation, the By-Laws and under Delaware law, the FCB Nominating Committee will have sole and exclusive power to nominate persons to fill the Former FCB Directorships and the NMB Nominating Committee will have the sole and exclusive power to nominate persons to fill the Former NMB Directorships. Either an FCB Nominating Committee or an NMB Nominating Committee may be referred to herein by the general term “Nominating Committee”.
     (v) The members of the FCB Nominating Committee will be Former FCB Directors designated from time to time by Mr. ___; the members of the NMB Nominating Committee will be Former NMB Directors designated from time to time by ___; provided, that, should ___or ___ no longer be a director of the Corporation or be otherwise unable to recommend for appointment such members of a Nominating Committee, the members of the FCB Nominating Committee will be Former FCB Directors appointed by the longest tenured Former FCB Director then serving on the board of directors and the Former NMB Directors will be Former NMB Directors appointed by the longest tenured Former NMB Director then serving on the board of directors.
          (c) “Special Majority” means a number of directors equal to at least (A) three-quarters of the entire membership of the Corporation’s board of directors and (B) a majority of both the Former FCB Directors and Former NMB Directors then serving.
          (d) In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to foregoing provisions of this Certificate of Incorporation and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of the remaining directors.
          (e) This Article SEVENTH may not be amended, modified or repealed except by an amendment to this Amended and Restated Certificate of Incorporation adopted by the affirmative vote of (i) two-thirds of the directors of the Corporation and (ii) the holders of not less than two-thirds of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.
          EIGHTH. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.
          NINTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
          TENTH. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

IN WITNESS WHEREOF, FIRST CALIFORNIA FINANCIAL GROUP, INC. has caused this certificate to be signed by                     , its                     , on the            day of      , 2006.

FIRST CALIFORNIA FINANCIAL GROUP, INC.
By:	___________________________
[insert name]

EXHIBIT A
RIGHTS, PREFERENCES AND PRIVILEGES
OF
SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK
OF
FIRST CALIFORNIA FINANCIAL GROUP, INC.,
A DELAWARE CORPORATION
          (A) Title of Series. The designation of the series of preferred stock shall be Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock).
          (B) Number of Shares in Series. The number of shares of Series A Preferred Stock shall be 1,000.
          (C) Voting Privileges of Series A Preferred Stock.
               (1) Except as provided herein or required by-law, the holders of Series A Preferred Stock shall not have the right to vote on any matters submitted to the stockholders.
               (2) In addition to any vote required by the Delaware General Corporation Law, the First California Financial Group, Inc. (the “Corporation”) shall not, without the affirmative vote or written consent of the holders (acting together as a class) of not less than a majority of the then outstanding shares of Series A Preferred Stock:
                    (a) authorize, create or issue any additional shares of Series A Preferred Stock or shares of any class or series of stock having any preference or priority superior to or on parity with the Series A Preferred Stock with respect to the payment or distribution of assets upon the dissolution or liquidation, voluntary or involuntary, of the Corporation;
                    (b) declare or pay any dividend on its Common Stock or on any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock;
                    (c) repurchase, redeem or otherwise acquire for any consideration any shares of its Common Stock or shares of any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock; or
                    (d) amend, alter or repeal any provisions of the Amended and Restated Certificate of Incorporation of the Corporation, amend, alter or repeal any provisions of this Exhibit A to the Amended and Restated Certificate of Incorporation, or adopt, amend, alter or repeal any Certificate of Determination of Rights and Preferences with respect to any class or series of capital stock, in each case, so as to adversely affect the rights, preferences and privileges relating to Series A Preferred Stock or the holders thereof or waive any of the rights granted to the holders of the Series A Preferred Stock hereby.
          (D) Dividends. Except as contemplated by paragraph (E) below, the holders of the Series A Preferred Stock shall not be entitled to receive any dividends.
          (E) Liquidation Preference. In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, an amount per share of Series A Preferred Stock equal to the Liquidation Amount of the Series A Preferred Stock. The “Liquidation Amount” per share of Series A Preferred Stock as of any date shall be equal to the sum of $1,000 (the “Base Amount”) (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected and relating to the Series A Preferred Stock) plus an amount (calculated on the basis of a 365-day year and actual days elapsed to payment) equal to 8.5% per annum of the Base Amount (as such Base Amount may be adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected), which shall accrue commencing with ___. Notwithstanding the foregoing, in the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation, payment shall be made first to the holders of shares of Series A Preferred Stock in the amounts set forth in the Corporation’s Amended and Restated Certificate of Incorporation before any payment of the Liquidation Amount shall be made or any assets distributed to the holders of the Series A Preferred Stock, Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock. If all amounts payable to the holders of the Series A Preferred Stock pursuant to the Corporation’s Amended and Restated Certificate of Incorporation have been paid, then payment in the amounts herein fixed shall be made to the holders of the Series A Preferred Stock before payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to payment upon dissolution or liquidation of the Corporation. If upon any liquidation or dissolution of the Corporation the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series A Preferred Stock and any other class or series of capital stock ranking on a parity with the Series A Preferred Stock as to payments upon dissolution or liquidation of the Corporation the full amounts to which they respectively shall be entitled, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.
          At any time, in the event of the merger, consolidation or reorganization of the Corporation with or into any other entity or entities (in which merger, consolidation or reorganization any stockholders of the Corporation receive distributions of cash, securities or other property), or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or a series of related similar such transactions, then such transactions shall be deemed, for purposes of determining the amounts to be received by the holders of the Series A Preferred Stock in any such transaction, and for purposes of determining the priority of receipt of such amounts as between the holders of the Series A Preferred Stock and the holders of other classes or series of capital stock, to be a liquidation or dissolution of the Corporation; provided, however, the foregoing shall not apply to (i) any transaction as to which the holders of a majority of the outstanding Series A Preferred Stock shall have waived by affirmative vote or written consent the application of this paragraph; and (ii) any merger or consolidation with an affiliate of the Corporation the sole purpose of which is to change the Corporation’s domicile solely within the United States and in which holders of capital stock exchange such securities for a pro rata amount of substantially identical securities of a successor corporation.
          Nothing hereinabove set forth shall affect in any way the right of each holder of shares of Series A Preferred Stock to convert such shares in accordance with paragraph (G) below.
          (F) Redemption.
               (1) The Corporation, in its sole option, may redeem all shares of Series A Preferred Stock, at any time, from funds legally available therefor at the Liquidation Amount per share as of the date of redemption (the “Redemption Date”). In the event that the Corporation elects to redeem any shares of Series A Preferred Stock, it must redeem all of the outstanding shares of Series A Preferred Stock.
               (2) Notice of any redemption pursuant to this subparagraph (F) shall be mailed at least 30, but not more than 60, days in advance of the Redemption Date to the holders of record of shares of Series A Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. To facilitate the redemption of shares of Series A Preferred Stock, the board of directors of the Corporation may fix a record date for the determination of holders of shares of Series A Preferred Stock to be redeemed not more than 60 days prior to the Redemption Date. Each such notice shall state: (i) the Redemption Date and the number of shares to be redeemed from such holder; (ii) the redemption price; (iii) whether the shares of Series A Preferred Stock called for redemption may be converted and the applicable conversion price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
               (3) As of the Redemption Date, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, rights to receive distributions shall cease to accrue, and all rights of the holders of the Series A Preferred Stock called for redemption, as stockholders of the Corporation with respect to such shares, shall cease and terminate, except the right to receive the redemption price, without interest, upon the surrender of their respective certificate; provided, however, that if the Corporation defaults in payment of the redemption price for any reason, the rights of the holders of Series A Preferred Stock shall continue until the Corporation cures the default.

               (4) Redemption of any shares of Series A Preferred Stock is subject to the prior approval of any federal regulatory agency with jurisdiction over such matters, to the extent required by-law.
               (5) No redemption hereunder made in contemplation of a Transaction (as defined in paragraph (G) below) shall be effective, without the affirmative vote or written consent of the holders of a majority of the then outstanding Series A Preferred Stock, unless the amount per share of Common Stock, which would be payable in a Transaction to a holder of Series A Preferred Stock, were such holder to convert such Series A Preferred Stock into shares of Common Stock as provided in paragraph (G), would be less than the Liquidation Amount per share payable in such redemption.
          (G) Conversion Right.
               (1) At any time after the earlier of (i) June 30, 2005 or (ii) the following events (an “Early Conversion Event”): the execution of a definitive agreement relating to a merger, consolidation or reorganization of the Corporation with or into any other entity or entities in which the holders of the Corporation’s capital stock receive cash, property or securities (other than securities issued by any party to the merger, consolidation or reorganization which result in the holders of the Corporation’s voting capital stock prior to the merger, consolidation or reorganization holding not less than 66.67% of the voting power of the surviving entity) the execution of a definitive agreement relating to any sale, transfer or other disposition of all or substantially all the Corporation’s assets, or adoption of any plan or arrangement relating to dissolution or liquidation of the Corporation (such merger, consolidation or reorganization, sale, transfer or disposition of assets or dissolution or liquidation being collectively referred to herein as a “Transaction”), each holder of the Series A Preferred Stock will have the right, exercisable at the option of the holder, to convert some or all of such holder’s shares of Series A Preferred Stock into Common Stock at the conversion price in effect at the time of conversion, determined as hereinafter provided. The price at which shares of Common Stock shall be delivered upon conversion (the “Conversion Price”) shall initially be $5.63 per share of Common Stock; provided, however, that such initial Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. The number of shares of Common Stock to be issued upon conversion for each share of Series A Preferred Stock shall be determined by dividing the Liquidation Amount per share then in effect by the Conversion Price then in effect. In the case of the call for redemption of the shares of Series A Preferred Stock, such right of conversion shall cease and terminate as to the shares designated for redemption on the Redemption Date thereof; provided, however, that no such call for redemption shall affect a notice of conversion validly given by a holder prior to the Redemption Date. Within 10 days after an Early Conversion Event and at least 20 days prior to consummation of a Transaction, as defined below, and not less than 20 days prior to the record date or the date on which the Corporation’s transfer books are closed in respect thereto, the Corporation shall give each holder of Series A Preferred Stock written notice, by first-class, postage prepaid, addressed to the registered holders of Series A Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of an

Early Conversion Event, which notice shall contain a summary of the principal terms of the proposed Transaction. If the notice of an Early Conversion Event is mailed prior to June 30, 2005, each holder of the Series A Preferred Stock shall have the right, exercisable at any time prior to the third business day prior to the closing of the Transaction, to request that its shares of Series A Preferred Stock be converted into shares of Common Stock. The conversion shall be deemed to occur immediately prior to the Transaction. However, in the event that any Transaction scheduled to close prior to June 30, 2005 is not consummated for any reason, then the requested conversions will not be effected and each holder’s Series A Preferred Stock certificate will be promptly returned to the holder.
               (2) To convert shares of Series A Preferred Stock into shares of Common Stock, the holder thereof shall surrender at the principal executive office of the Corporation both (i) the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and (ii) provide written notice addressed to the Corporation that such holder elects to convert such shares. If the notice of conversion is received by the Corporation after June 30, 2005, the shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. If the notice of conversion is received by the Corporation on or before June 30, 2005, such conversion shall be deemed effective in accordance with subparagraph (G)(1) above. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock issuable upon such conversion.
               (3) In case the Corporation shall (i) declare a dividend upon the Common Stock payable in Convertible Securities, or in any rights or options to purchase Common Stock or Convertible Securities, or (ii) declare any other dividend or make any other distribution upon the Common Stock payable otherwise than out of earnings or earned surplus, then thereafter each holder of shares of Series A Preferred Stock upon the conversion thereof will be entitled to receive the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted and, in addition and without payment therefor, each dividend described in clause (i) above and each dividend or distribution described in clause (ii) above which such holder would have received by way of dividends or distributions if continuously since such holder became the record holder of such shares of Series A Preferred Stock such holder (a) had been the record holder of the number of shares of Common Stock then received, and (b) had retained all dividends or distributions in stock or securities (including Common Stock or Convertible Securities, and any rights or options to purchase any Common Stock or Convertible Securities) payable in respect of such Common Stock or in respect to any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock. For the purposes of the foregoing, a dividend or distribution other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution as determined by the board of directors of the Corporation.
               (4) In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, or shall pay a dividend on the Common Stock in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
               (5) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, and subject to subparagraph (C) above, lawful and adequate provision shall be made whereby the holders of Series A Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock immediately theretofore receivable upon the conversion of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series A Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all declared dividends unpaid and accumulated or accrued on the Series A Preferred Stock to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of Series A Preferred Stock) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series A Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor Corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of Series A Preferred Stock, at the last addresses of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.
               (6) Upon any adjustment of the Conversion Price, then and in each case the Corporation shall give written notice thereof by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred Stock, at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series A Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
               (7) In case at any time:
                    (a) the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;
                    (b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;
                    (c) there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or
                    (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;
          then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of the date on which (i) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice also shall specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Corporation’s transfer books are closed in respect thereto.
               (8) As used in this paragraph (G): (i) the term “Common Stock” shall mean and include the Corporation’s presently authorized Common Stock and also shall include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided that the shares receivable pursuant to conversion of shares of Series A Preferred Stock shall include shares designated as Common Stock of the Corporation as of the date of issuance of such shares of Series A Preferred Stock; and (ii) the term “Convertible Securities” shall mean securities of the Corporation convertible into Common Stock.

               (9) No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock as of the close of business on the day of conversion. “Market price” shall mean if the Common Stock is traded on a securities exchange or on the Nasdaq Stock Market, the closing price of the Common Stock on such exchange or the Nasdaq Stock Market, or, if the Common Stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of 20 consecutive business days prior to the date as of which “market price” is being determined. If at any time the Common Stock is not traded on an exchange or the Nasdaq Stock Market, or otherwise traded in the over—the-counter market, the “market price” shall be deemed to be the fully diluted book value per share determined from the financial statements of the Corporation prepared in the ordinary course of business as of the last day of the first month ending not less than 45 days preceding the date as of which the determination is to be made.
          If more than one shares of the Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.
          (H) Reacquired Shares. Any shares of Series A Preferred Stock redeemed by the Corporation or converted by the holder thereof shall be retired and canceled and added to the shares of Preferred Stock. All such cancelled shares shall become authorized but unissued shares of Preferred Stock undesignated as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution of the board of directors of the Corporation.
          (I) Limitations. Except as may otherwise be required by-law, the shares of Series A Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Amended and Restated Certificate of Incorporation of the Corporation.

EXHIBIT C
OFFICERS AND DIRECTORS OF SURVIVNG CORPORATION
1. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
2. At the Effective Time, the Board of Directors of the Surviving Corporation shall be comprised of the following:
FCB Directors:
John W. Birchfield
Richard D. Aldridge
Syble R. Roberts
C. G. Kum
Thomas Tignino
NMB Directors:
Donald E. Benson
Joseph N. Cohen
Robert E. Gipson
W. Douglas Hile
Antoinette Hubenette
3. Initially, (i) C. G. Kum shall be appointed President and Chief Executive Officer of the Surviving Corporation, (ii) Romolo C. Santarosa shall be appointed Executive Vice President and Chief Financial Officer of the Surviving Corporation, (iii) David R. Brown shall be appointed Executive Vice President and Chief Strategy Officer of the Surviving Corporation, (iv) Robert W. Bartlett shall be appointed Executive Vice President and Chief Credit Officer of the Surviving Corporation and (v) Thomas E. Anthony shall be appointed Executive Vice President, Head of Commercial Banking, of the Surviving Corporation.

EXHIBIT D
First California Financial Group, Inc.
[address]
Ladies and Gentlemen:
     I have been advised that as of the date hereof I may be deemed to be an “affiliate” of FCB Bancorp, a California corporation (“FCB”), or National Mercantile Bancorp (“NMB”) as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of June 15, 2006 (the “Merger Agreement”), by and among NMB, FCB and First California Financial Group, Inc., (“FCFG”), each of NMB and FCB will be merged into FCFG (the “Mergers”), and that as a result of one of the Mergers, I will be eligible to receive shares of common stock of FCFG (“FCFG Common Stock”) in exchange for shares of FCB Common Stock or NMB Common Stock, as the case may be (each as defined in the Merger Agreement), owned by me.
     I hereby represent, warrant and covenant to FCFG that with respect to any FCFG Common Stock I receive pursuant to a Merger:
     1. I shall not make any sale, transfer or other disposition of the FCFG Common Stock in violation of the Act or the Rules and Regulations.
     2. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of FCFG Common Stock to the extent I believed necessary with my counsel or with counsel for FCB or NMB, as the case may be.
     3. I have been advised that any issuance of FCFG Common Stock to me pursuant to the Merger Agreement has been registered with the SEC on a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted to the shareholders of FCB or NMB, as the case may be, for approval I may be an “affiliate” of such entity, any sale or disposition by me of any of the FCFG Common Stock may only be made, under current law, in accordance with the provisions of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of FCFG Common Stock issued to me in a Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 144 promulgated by the SEC under the Act; or (iii) in the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to FCFG, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     4. I understand that FCFG is under no obligation to register the sale, transfer or other disposition of the FCFG Common Stock by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.
     5. I understand that stop transfer instructions will be given to FCFG’s transfer agent with respect to FCFG Common Stock and that there will be placed on the certificates for the FCFG Common Stock issued to me, or any substitutions therefor, a legend stating in substance:
“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”
     6. I also understand that unless the transfer by me of my FCFG Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, FCFG reserves the right to put the following legend on the certificates issued to my transferee:
“The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act.”
     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in paragraphs (5) or (6) above, as the case may be, shall be removed by delivery of substitute certificates without such legend, and the related stop transfer of restrictions shall be lifted forthwith, if (i) any such shares of FCFG Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of FCFG Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of FCFG and have been the beneficial owner of the FCFG Common Stock for at least one year (or such other period as may be prescribed by the Act and the Rules and Regulations), and FCFG has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of FCFG and have been the beneficial owner of the FCFG Common Stock for at least two years (or such other period as may be prescribed by the Act and the Rules and Regulations), or (v) FCFG shall have received a letter from the Staff of the SEC, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to FCFG, to the effect that the stock transfer restrictions and the legend are not required.

2

Sincerely,

Dated:
Accepted this ___day of ___, 2006

FIRST CALIFORNIA FINANCIAL GROUP, INC.
By:
Name:	Scott Montgomery
Title:	President and Chief Executive Officer

3

EXHIBIT E
     June 15, 2006
C. G. Kum,
3048 Calle de Marejada,
Camarillo, Calif. 93010.
     Re: Employment Agreement
Dear C. G.:
     This is your Employment Agreement (the “Agreement”) with First California Financial Group, Inc., a Delaware corporation (the “Company”). It sets forth the terms of your employment with the Company and its affiliates from time to time (together, the “Group”).
1. Your Position, Performance and Other Activities
     (a) Position. You will be employed in the position of Chief Executive Officer (“CEO”) of the Company and will report directly to the Company’s Board of Directors (the “Board”). You will be appointed to the Board as of your Start Date (as defined in Section 2) and the Company will use all reasonable efforts to cause you to be nominated for re-election each time your term expires during your employment. You agree to serve as a member of the Board, as well as a member of any Board committee to which you may be elected or appointed. You also agree that you will be deemed to have resigned from the Board and each Board committee voluntarily, without any further action by you, as of the end of your employment.
     (b) Authority, Responsibilities and Reporting. You will have the authority, responsibilities and reporting relationships that correspond to your position, including any particular authority, responsibilities and reporting relationships consistent with your position that the Board may assign to you from time to time and compliance with such policies of the Company as may be adopted from time to time.
     (c) Performance. During your employment, you will devote substantially all of your business time and attention to the Group and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability.

During your employment, your place of performance will be the headquarters of the Company or First California Bank or such other place as the Board determines. Your performance will be reviewed by the Board on an on-going basis and no less frequently then annually.
     (d) Other Activities. During your employment, you will not render any business, commercial or professional services to any non-member of the Group. However, you may (1) serve on corporate, civic or charitable boards, (2) manage personal investments, and (3) deliver lectures, fulfill speaking engagements and teach at educational institutions, so long as (A) these activities do not interfere with your performance of your responsibilities under this Agreement and (B) any service on a corporate, civic or charitable board is disclosed at least annually to the Board.
2. Term of Your Employment
     This Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of June 15, 2006 (the “Merger Agreement”), by and among FCB Bancorp, National Mercantile Bancorp and the Company. Your employment under this Agreement will (a) begin on the date the Primary Merger, as that term is defined in the Merger Agreement, becomes effective (the “Start Date”), and (b) end at the close of business on the effective date of termination of your employment pursuant to Section 6 hereof. However, if the Merger Agreement or your employment with FCB Bancorp terminates for any reason before the Primary Merger is consummated, all the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement with the effect, among other things, that you will not become an officer, director or employee of the Company and are entitled to no payments or compensation under this Agreement. Your “Compensation Period” begins on your Start Date and will continue indefinitely, but can be terminated by either party providing at least 30 days’ advance written notice in accordance with Section 5(e). References in this Agreement to “your employment” are to your employment under this Agreement.
3. Your Compensation
     (a) Salary. During your employment, you will receive an annual base salary (as increased from time to time, your “Salary”) payable in accordance with the Group’s regular payroll practices. The starting amount of your Salary is $375,000. The Company will review your Salary at least annually commencing with fiscal 2008 and may increase at any time for any reason.
     (b) Incentive Compensation. You will be eligible to receive an annual bonus (your “Bonus”) for each fiscal year of the Group in accordance with the terms set forth on Annex A. Your total annual Bonus (cash plus equity awards) cannot exceed 150% of your Salary.
     (c) Initial Stock Options. In addition to your Salary and Bonus, on your Start Date, you will be awarded stock options to purchase 100,000 shares of the Company’s common stock (your “Sign-On Options"). Your Sign-On Options will be granted under the Company’s stock incentive plan and will have an exercise price equal to the closing price of the Company’s common stock on the date of grant. Your Sign-On Options will vest 33 1/3%, 33 1/3% and 33 1/3% on the third, fourth and fifth anniversaries of the date of grant and will have a term of eight (8) years. Your Sign-On Options will be subject to the terms of the Company’s stock incentive plan and to the terms of your award agreement under it.
4. Other Employee Benefits
     (a) Vacation. You will be entitled to paid annual vacation during your employment in accordance with Company policy; provided, that in no event shall such vacation be less than four (4) weeks per year.
     (b) Business Expenses. You will be reimbursed for all business expenses incurred by you in performing your responsibilities under this Agreement. However, your reimbursement will be subject to the Group’s normal practices for senior executives.
     (c) Facilities. During your employment, you will be provided with office space, facilities, secretarial support and other business services consistent with your position on a basis that is at least as favorable as that provided to similarly situated senior executives of the Group.
     (d) Employee Benefit Plans. During your employment, you will be eligible to participate in the Group’s employee benefit and welfare plans, including plans providing retirement benefits, medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to similarly situated senior executives of the Group.
5. Termination of Your Employment
     (a) No Reason Required. You or the Company may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 5(e).
     (b) Termination by the Company for Cause.
          (1) “Cause” means any of the following:
     (A) Your continued failure, either due to willful action or as a result of gross neglect, to substantially perform your duties and responsibilities to the Group under this Agreement (other than any such failure resulting from your incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to you by the Company, which notice specifies in reasonable detail the manner in which the Company believes you have not substantially performed your duties and responsibilities.
     (B) Your engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.
     (C) Your indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.
     (D) Your being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability) where the conduct which is the subject of such action is demonstrably and materially injurious to the Group.
     (E) Your breach of your fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group.
     (F) Your (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede, or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation shall not constitute “Cause.”
     (G) Your removing, concealing, destroying, purposely withholding, altering or by any other means falsifying any material which is requested in connection with an Investigation.
     (H) Your disqualification, bar, order or similar requirement by any governmental or self-regulatory authority from serving as an officer or director of any member of the Group or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Group under this Agreement, if (i) the disqualification, bar or loss continues for more than 30 days and (ii)during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid to the extent legally permissible).
     (I) Your unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures, in the case of any item identified in this clause (I) which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within 30 days after written notice is delivered to you by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.
     (J) Your violation of the Group’s (i) workplace violence policy or (ii) policies on discrimination, unlawful harassment or substance abuse.
For this definition, no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Group.
     (c) Your Termination for Good Reason Following a Change in Control.
     (1) “Good Reason” means the occurrence (without your expressed written consent) of any of the following within the 18-month period following a Change in Control:
     (A) The assignment of duties substantially inconsistent with your position, duties, responsibilities and status as Chief Executive Officer of the Company (except in connection with a for Cause termination).
     (B) A 5% or greater reduction by the Group in your Salary, Bonus target or benefits as in effect prior to the Change of Control.
     (C) The Group’s requiring you to be based anywhere other than within Los Angeles or Ventura County, California, exclusive of required travel on business.
     (d) Termination on Disability or Death.
     (1) The term “Disability” means your absence from your responsibilities with the Company on a full-time basis for 180 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If the Company determines in good faith that your Disability has occurred, the Company may give you Termination Notice (as defined below). If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 5(c), your incapacity due to mental or physical illness or injury will not affect the Company’s obligations under this Agreement.
     (2) Your employment will terminate automatically on your death. If you die before your employment starts, all the provisions of this Agreement will also terminate and there will be no liability of any kind under this Agreement.
     (e) Advance Notice Generally Required.

     (1) To terminate your employment, either you or the Company must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause and a reasonably detailed description of the facts that permit termination under that clause. (The failure to include any fact in a Termination Notice that contributes to a showing of Cause does not preclude the Company from asserting that fact in enforcing its rights under this Agreement.)
     (2) You and the Company agree to provide 30 days’ advance Termination Notice of any termination, unless your employment is terminated by the Company for Cause or because of your Disability or death. Accordingly, the effective date of termination of your employment will be 30 days after Termination Notice is given, except that (A) the effective date will be the date of the Company’s Termination Notice if your employment is terminated by the Company for Cause, although the Company may provide a later effective date in the Termination Notice, (B) the effective date will be 30 days after Termination Notice is given if your employment is terminated because of your Disability, and (C) the effective date will be the time of your death if your employment is terminated because of your death. The Company may elect to place you on paid leave for all or part of the advance notice period. Notwithstanding the foregoing, if you give the Company Termination Notice, the Company in its sole discretion may waive the 30-day notice requirement and accelerate the effective date of termination of your employment to any earlier date.
6. The Company’s Obligations in Connection with Your Termination
     (a) General Effect. On termination your employment will end and the Group will have no further obligations to you except as provided in this Section 6.
     (b) On or before March 1, 2009, by the Company Without Cause. If, on or before March 1, 2009, the Company terminates your employment without Cause:
     (1) The Company will pay you the following as of the end of your employment: (A) your unpaid Salary through the date of termination, (B) your Salary for any accrued but unused vacation, and (C) any accrued expense reimbursements and other cash entitlements (together, your “Accrued Compensation”). In addition, the Company will timely pay you any amounts and provide to you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Group (together, the “Other Benefits”).
     (2) The Company will pay you an amount equal to two (2) times your then current Salary payable in accordance with the Company’s form of separation agreement as in effect from time to time.
     (3) If you timely elect to continue your Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will reimburse you for the cost of such COBRA premiums, at the same level as you maintain as of the date of termination, through the end of the COBRA period (18 months), or until such time as you qualify for health insurance benefits through a new employer, whichever occurs first. The reimbursement shall be for 100% of your COBRA premiums, as well as for your eligible dependents’ COBRA premiums, and the coverage to be provided on this basis shall be health and dental coverage.
     (c) After March 1, 2009, by the Company Without Cause. If, after March 1, 2009, the Company terminates your employment without Cause:
     (1) The Company will pay you the following as of the end of your employment your Accrued Compensation and Other Benefits; and
     (2) If at least seven member out of ten of the Board (or a similar proportion if the number of Board members changes) has voted in favor of your termination, the Company will pay you an amount equal to 0.5 times your then current Salary payable in accordance with the Company’s form of separation agreement as in effect from time to time; or
     (3) If less than seven member out of ten of the Board (or a similar proportion if the number of Board members changes) has voted in favor of your termination, the Company will pay you an amount equal to 1.5 times your then current Salary plus 150% of the average of the Bonuses you received during the prior two fiscal years, payable in accordance with the Company’s form of separation agreement as in effect from time to time.
     (4) If you timely elect to continue your Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will reimburse you for the cost of such COBRA premiums, at the same level as you maintain as of the date of termination, through the end of the COBRA period (18 months), or until such time as you qualify for health insurance benefits through a new employer, whichever occurs first. The reimbursement shall be for 100% of your COBRA premiums, as well as for your eligible dependents’ COBRA premiums, and the coverage to be provided on this basis shall be health and dental coverage.
     (d) By the Company For Cause or by You for Any Reason. If the Company terminates your employment for Cause or you terminate your employment for any reason, the Company will pay your Accrued Compensation and provide your Other Benefits.
     (e) Your Disability or Death. If your employment terminates because of Disability or death, the Company will pay you your Accrued Compensation, a pro-rated portion of your prior year’s Bonus based on the number days worked during the year of termination and provide your Other Benefits.
     (f) Change in Control. If within 18 months following a “Change in Control” (as defined below), the Company terminates your employment without Cause or you terminate your employment for Good Reason, the Company will pay you the greater of (i) the payments in Section 6(b) or (ii) 2.99 times your average annual compensation (Salary and Bonus) over the prior 5 years (or such shorter period as you have been employed); provided however, that this payment may be subject to the reduction set forth in Annex B.
A “Change in Control” shall mean any transaction or series of related transactions as a result of which:
          (i) the Company consummates a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of its assets (each a “Business Combination”), in each case unless immediately following the consummation of such Business Combination all of the following conditions are satisfied:
               (A) Persons, who, immediately prior to such Business Combination, were the beneficial owners of the Outstanding Voting Securities of the Company, beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity (the “Resulting Entity”) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);
               (B) no Person, other than the Existing Shareholder Group, beneficially owns (within the meaning of Rule l3d-3), directly or indirectly, more than: (i) 50% of the then outstanding combined voting power of the Outstanding Voting Securities of the Resulting Entity, except to the extent that such Person’s beneficial ownership of the Company immediately prior to the Business Combination exceeded such threshold, and (ii) beneficially owns more the Existing Shareholder Group;
               (C) at least one-half of the members of the board of directors of the Resulting Entity were members of the Board at the time the Board authorized the Company to enter into the definitive agreement providing for such Business Combination; or
          (ii) any Person acquires beneficial ownership (within the meaning of Rule 13d-3) of more than 50% of the combined voting power (calculated as provided in Rule l3d-3 in the case of rights to acquire securities) of the then Outstanding Voting Securities of the Company and has greater beneficial ownership than the Existing Shareholder Group; provided, however, that for purposes of this clause, the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company, (y) any acquisition by the Company, (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (zz) any acquisition by the Existing Shareholder Group.
“Existing Shareholder Group” shall mean John Birchfield, James Birchfield, Carl R. Pohlad (the “Individual Shareholders”), members of the immediate family of the Individual Shareholders, and any affiliated Person of Individual Shareholders or any member of their immediate family.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, which definition shall include a “person” within the meaning of Section 13(d)(3) of the Exchange Act.
“Outstanding Voting Securities” of any Person means the outstanding securities of such Person entitling the holders thereof to vote generally in the election of directors of such Person
     (g) Condition. The Company will not be required to make the payments and provide the benefits stated in this Section 6 unless you execute and deliver to the Company an agreement releasing from all liability (other than liability to make the payments and provide the benefits contemplated by this Agreement and any indemnification rights you may otherwise be entitled to) each member of the Group and any of their respective past or present officers, directors, employees or agents.
     (h) Timing. The benefits provided in this Section 6 will begin after the end of your employment.
7. No Public Statements or Disparagement
     You agree that you will not make any public statement that would libel, slander or disparage any member of the Group or any of their respective past or present officers, directors, employees or agents.
8. Effect on Other Agreements; Entire Agreement
     This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement. You hereby acknowledge that you are not subject to any obligation which would in any way restrict the performance of your duties hereunder.
9. Successors
     (a) Payments on Your Death. If you die and any amounts are or become payable under this Agreement, we will pay those amounts to your estate.
     (b) Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 9(b), whether voluntary or involuntary, will be void.
     (c) Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.
10. Disputes
     (a) Employment Matters. This Section 10 applies to any controversy or claim between you and the Group arising out of or relating to or concerning this Agreement or any aspect of your employment with the Group or the termination of that employment (together, an “Employment Matter”).
     (b) Mandatory Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of you employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in the County of Los Angeles, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or your employment. The parties agree hereto that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. You and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted. Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.

     (c) Limitation on Damages. You and the Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.
     (d) Enforcement of Arbitration Awards. You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of Los Angeles, California to enforce any arbitration award under Section 10(b).
     (e) Jurisdiction and Choice of Forum. You and the Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Los Angeles, California over any Employment Matter that is not otherwise arbitrated or resolved according to Section 10(b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Group (1) acknowledge that the forum stated in this Section 10(e) has a reasonable relation to this Agreement and to the relationship between you and the Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 10(e) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 10(e) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Group. However, nothing in this Agreement precludes you or the Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Section 10(b) and this Section 10(e).
     (f) Waiver of Jury Trial. To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any Employment Matter.
     (g) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary .
11. General Provisions
     (a) Construction. (1) References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.
     (2) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.
     (3) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”
     (4) It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.
     (b) Withholding. You and the Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.
     (c) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected.
     (d) No Set-off or Mitigation. Except if your employment is terminated by the Company for Cause, your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement.
     (e) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 11(e)):
     If to you, to your address then on file with the Company’s payroll department.
     If to the Company or any other member of the Group, to:
First California Financial Group, Inc.

1880 Century Park East
Los Angeles, CA 90067
Attention: Chairman of the Board
                    Vice Chairman of the Board
Facsimile: (805) 445-1388
     (f) Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.
     (g) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.
     (h) Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. You agree and acknowledge that you have read and understand this Agreement, are entering into it freely and voluntarily, and have been advised to seek counsel prior to entering into this Agreement and have had ample opportunity to do so.
     (i) Golden Parachute Limitation. Anything in this Agreement to the contrary notwithstanding, the Company shall not be obligated to make any payment hereunder that would be prohibited as a “golden parachute payment” or “indemnification payment” under Section 18(k) of the Federal Deposit Insurance Act.
     (j) Key Employee Delay on Payments. Notwithstanding the timing of payments set forth in Agreement, if the Company determines that you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six (6) months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.
     (k) Third-Party Beneficiaries. Subject to Section 9, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although (1) this Agreement will inure to the benefit of the Group and (2) Section 9(a) will inure to the benefit of the most recent persons named in a notice under that Section.
     (l) Prior Agreements. You are presently the Chief Executive Officer and President of FCB Bancorp and its subsidiary First California Bank. You acknowledge and agree that, if the Start Date occurs, except for accrued and unpaid salary to Start Date, reimbursement of expenses and accrued and unpaid vacation, you are entitled to no further or additional compensation from FCB Bancorp or any affiliate of FCB Bancorp under any agreement, contract or understanding that presently exists, or exists between now and the Start Date. Without limiting the generality of the foregoing, under such circumstance you shall not be entitled to any bonus or incentive compensation for 2006 or any part thereof, it being intended that the incentive compensation arrangement under Annex A shall supersede any agreement or understanding with FCB Bancorp or its affiliates.
12. Counterparts.
This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. However, this Agreement will not be effective until the date both parties have executed this Agreement.

This Page Intentionally Left Blank
Signature Page Follows

Very truly yours,

FIRST CALIFORNIA FINANCIAL GROUP, INC.

Name:	Scott Montgomery
Title:	President and Chief Executive Officer

Accepted and agreed to:

C. G. Kum

June 15, 2006

Annex A
Incentive Compensation
Prior to the beginning of each fiscal year beginning after your Start Date, the Board will set an earnings target for the Company, which shall be an after tax, after bonus accrued target (“Net Earnings Target”). If the Company achieves 85% or more of the Net Earnings Target, you shall be entitled to receive a Bonus equal to (A) the percentage derived by dividing the Company’s actual Net Earnings by the Net Earnings Target (but in no case exceeding 115%) multiplied by (B) 3% multiplied by (C) the Company’s Net Earnings. The resulting amount shall constitute your Bonus.
Additionally, if the Bonus earned in any fiscal year would exceed 120% of your Salary, then the excess above 120% shall be payable, at the sole discretion of the Company, in cash, restricted stock (valued at the then current market price) or stock options (valued based upon the Black-Scholes or similar method and with a vesting schedule to be mutually agreed) provided, however, that your total Bonus (both cash and restricted stock or stock options) shall not exceed 150% of your Salary.
You shall not be entitled to any Bonus with respect to a fiscal year unless you are employed on the last day of such fiscal year. It is expected that you will be paid your Bonus within two and one-half months of the end of the fiscal year in which it is earned.
For the fiscal year in which the Primary Merger becomes effective, you and the Company will agree on a mutually acceptable bonus based on your existing bonus arrangement with FCB Bancorp. But in no event will the bonus for the fiscal year in which the Primary Merger is effective be less than the bonus that you would have earned on your existing bonus arrangement with FCB Bancorp assuming the absence of the Primary Merger transaction, as determined in good faith by the Board.
Significant Acquisitions. In any compensation year in which there is a Significant Acquisition which has not been factored into the Net Earnings Target for such fiscal year, the Incentive Compensation targets will be adjusted as appropriate to enable the Incentive Compensation payout to match the expectations of the Board.
A “Significant Acquisition” shall mean: (i) the purchase by the Company of securities representing more than 50% of the voting power of an entity either: (A) that has total assets, as of the end of the most recent fiscal quarter preceding the acquisition that exceed 25% of the consolidated total assets of the Company as of such date; or (B) has net earnings for the four fiscal quarters preceding the acquisition that exceed 25% of the consolidated net earnings of the Company for such four quarters; or (ii) the acquisition of at least 80% of the assets of an entity, and either (A) such assets have a book value in excess of 25% of consolidated total assets of the Company as of the end of the Company’s most recent fiscal quarter; or (B) such entity has net earnings for the four fiscal quarters preceding the acquisition that exceed 25% of the consolidated net earnings of the Company for such four quarters; (iii) the merger between the Company or a direct or indirect subsidiary with an entity that either: (A) has total assets, as of the end of the most recent fiscal quarter for which such entity has finalized financial statements, that exceed 25% of the consolidated total assets of the Company as of such date; or (B) has net earnings for the four fiscal quarters preceding the acquisition that exceed 25% of the consolidated net earnings of the Company for such four quarters.
It is the intent of this adjustment to allow the Board to adjust the Net Earnings Target to reflect the incremental increase in net earnings anticipated by the Board to result from the Significant Acquisition, not to readjust upward the Net Earnings Target related to the pre-acquisition business of the Company based on the performance of the Company prior to the closing of the Significant Acquisition. But in no event will the annual Bonus for the year during which a Significant Acquisition is completed be less than that which would have been earned absent such Significant Acquisition as determined in good faith by the Board.

Annex B
Limitation on Payments Following a Change in Control
     Notwithstanding anything in the Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Executive under this Agreement shall be reduced (reducing first the payments under Section 4(a)(ii), unless an alternative method of reduction is elected by Executive) to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Executive under this Agreement (and no other Payments) shall be reduced, unless consented to by Executive.
     All determinations required to be made under this Section 5 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to Executive that he or she is not required to report any Excise Tax on his or her federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and Executive.

EXHIBIT F
Form of Shareholder Agreement and List of Shareholders
LIST OF SHAREHOLDERS
FCB Shareholders
John W. Birchfield
Richard D. Aldridge
Tenisha M. Fitzgerald
Syble R. Roberts
C. G. Kum
Thomas Tignino
James O. Birchfield
Shane O. Birchfield Trust
NMB Shareholders:
Donald E. Benson
Joseph N. Cohen
Robert E. Gipson
W. Douglas Hile
Antoinette Hubenette
Scott A. Montgomery
Judge Dion G. Morrow
Carl R. Terzian
Robert E. Thomson
James O. Pohlad
Robert C. Pohlad
William M. Pohlad
Carl R. Pohlad

SHAREHOLDER AGREEMENT (FCB Version)
          This SHAREHOLDER AGREEMENT (this “Shareholder Agreement”) is made and entered into as of June 15, 2006 by and between National Mercantile Bancorp, a California corporation (“Bancorp”), and the signatory hereto (the “Shareholder”).
          WHEREAS, Bancorp, FCB Bancorp, a California corporation (the “Company”), and First California Financial Group, Inc. have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”).
          WHEREAS, as a condition to entering into the Merger Agreement the parties thereto have required that the Shareholder, solely in the Shareholder’s capacity as a holder of FCB Common Stock, enter into, and the Shareholder has agreed to enter into, this Shareholder Agreement.
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Bancorp as follows:
          (a) Authority; Binding Obligation. The Shareholder has all necessary power and authority to enter into this Shareholder Agreement and perform all of the Shareholder’s obligations hereunder. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the Shares (as defined below) constitute community property under applicable law) and constitutes a valid and legally binding obligation of the Shareholder and such spouse, enforceable against the Shareholder and such spouse, as the case may be, in accordance with its terms.
          (b) Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of FCB Common Stock listed under the Shareholder’s name on the signature page hereto (the “Existing Shares” and, together with any shares of FCB Common Stock the record or beneficial ownership of which is acquired by the Shareholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the shares of FCB Common Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, the Shareholder has sole voting power and sole power to issue instructions with respect to or otherwise engage in the actions set forth in Section 2 hereof, sole power of disposition and sole power to demand appraisal rights, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Shareholder Agreement.
          (c) No Conflicts. Neither the execution, delivery and performance of this Shareholder Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation of or a default under (with or without notice, lapse of time, or both) any contract, agreement, voting agreement, shareholders’ agreement, trust agreement, voting trust, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which the Shareholder is a party or which the Shareholder or the Shareholder’s Shares are subject to or bound.
     2. Voting Agreement and Agreement Not to Transfer.
          (a) The Shareholder hereby agrees to vote or caused to be voted all of the Shareholder’s Shares (i) in favor of the approval of the principal terms of the Merger Agreement as well as any other matters required to be approved by the shareholders of the Company for consummation of the Mergers; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except with the prior written consent of Bancorp, against the following actions (other than the Mergers or the consummation of any actions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving the Company; (B) any sale, lease, transfer or disposition of a material amount of the assets of the Company; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company; (E) any amendment of the Company’s articles of incorporation or bylaws; (F) any other change in the corporate structure, business, assets or ownership of the Company; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Bancorp of the Mergers and the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, Shareholder shall not be obligated to vote or cause to be voted all of the Shareholder’s Shares in accordance with the provisions of Section 2(a)(i)-(iii) hereof, if there has been a material modification or amendment of the terms of the Merger Agreement or a waiver of any material condition to the Merger Agreement.
          (b) The Shareholder hereby agrees not to (i) sell, transfer, convey, assign or otherwise dispose of any of his or her Shares without the prior written consent of Bancorp which shall not be unreasonably withheld, other than Shares sold or surrendered to pay the exercise price of any FCB Options or to satisfy the Company’s withholding obligations with respect to any taxes resulting from such exercise, or (ii) pledge, mortgage or otherwise encumber such Shares. Any permitted transferee of the Shareholder’s Shares must become a party to this Shareholder Agreement and any purported transfer of the Shareholder’s Shares to a Person that does not become a party hereto shall be null and void ab initio.
     3. Cooperation. The Shareholder agrees that he or she will not (directly or indirectly) initiate, solicit, encourage or facilitate any Acquisition Proposal from any Person.
     4. Shareholder Capacity. The Shareholder is entering this Shareholder Agreement in his or her capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer of the Company. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action, in his or her capacity as a director or officer of the Company that may be either (a) required of the Shareholder under applicable law or (b) is otherwise permitted by the Merger Agreement.
     5. Termination. The obligations of the Shareholder hereunder shall terminate upon the consummation of the Mergers. If the Mergers are not consummated, the obligations of the Shareholder hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms.
     6. Specific Performance. The Shareholder acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of its obligations under this Shareholder Agreement and that the remedy at law for any breach, or threatened breach, would likely be inadequate and, accordingly, agrees that Bancorp shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Shareholder from violating any of its obligations under this Shareholder Agreement. In connection with any action or proceeding for such equitable or injunctive relief, the Shareholder hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have the obligations of the Shareholder under this Shareholder Agreement specifically enforced against him, without the necessity of posting bond or other security, and consents to the entry of equitable or injunctive relief against the Shareholder enjoining or restraining any breach or threatened breach of this Shareholder Agreement.
     7. Indemnification.
          (a) If and only if the Mergers are consummated in accordance with the terms of the Merger Agreement, Bancorp and its successors and assigns, including but not limited to the Surviving Corporation (collectively the “Indemnifying Party”), shall, to the fullest extent permitted by law, indemnify, defend and hold harmless Shareholder (as incurred to the extent incurred subsequent to the Primary Merger Effective Time) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by Shareholder, regardless of whether incurred prior to or after the Primary Merger Effective Time (collectively, “Costs”) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of this Shareholder Agreement other than an action for specific performance under Section 6 hereof. A Shareholder wishing to claim indemnification under this Section 7, upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Indemnifying Party thereof; provided that the failure so to notify shall not affect the obligations of Indemnifying Party under this Section 7 unless and to the extent that Indemnifying Party is actually and materially prejudiced as a result of such failure. In case any such action shall be brought against Shareholder, it shall promptly notify the Indemnifying Party of the commencement thereof, and the Indemnifying Party shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to Shareholder, and after notice from the Indemnifying Party to Shareholder of its election to so assume the defense thereof, the Indemnifying Party shall not be liable to Shareholder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party.
          (b) If Bancorp or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, Bancorp shall cause proper provision to be made so that the successors and assigns of Bancorp shall assume the obligations set forth in this Section 7.
          (c) The provisions of this Section 7 shall survive termination of this Shareholder Agreement.
     8. Miscellaneous.
          (a) Definitional Matters.
     (i) For purposes of this Agreement, beneficial ownership shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
     (ii) All capitalized terms used but not defined in this Shareholder Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.
     (iii) The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Shareholder Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
          (b) Entire Agreement. This Shareholder Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.
          (c) Parties in Interest. This Shareholder Agreement shall be binding upon and inure solely to the benefit of each party hereto and the other parties to the Merger Agreement and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Shareholder Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto or their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Shareholder Agreement.
          (d) Assignment. This Shareholder Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that Bancorp may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of Bancorp or any of its subsidiaries or any entity with or into which Bancorp or any of its subsidiaries may be consolidated or merged.
          (e) Modifications; Waivers. This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.
          (f) Severability. Any term or provision of this Shareholder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Shareholder Agreement in any other jurisdiction. If any provision of this Shareholder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          (g) Governing Law. This Shareholder Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof.
          (h) Jurisdiction and Venue. Any legal action or proceeding with respect to this Shareholder Agreement may be brought in the courts of the State of California in the County of Los Angeles or of the United States of America for the Central District of California and, by execution and delivery of this Agreement, each of the Shareholder and Bancorp hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of and venue in the aforesaid courts, notwithstanding any objections it may otherwise have. Each of the Shareholder and Bancorp irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 8(k) below, such service to become effective thirty (30) days after such delivery.
          (i) Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Shareholder Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.
          (j) Counterparts. This Shareholder Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

          (k) Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 8(k).
If to Bancorp, to:
(1)
National Mercantile Bancorp
1880 Century Park East
Los Angeles, CA 90067
Telephone: (310) 277-2265
Facsimile: (310) 201-0629
Attention: Scott A. Montgomery
and
(2)
FCB Bancorp
1150 Paseo Camarillo
Camarillo, CA 93010
Telephone: (805) 322-9308
Facsimile: (805) 445-1388
Attention: C. G. Kum
If to the Shareholder, to the address noted on the signature page hereto.
          (l) Advice of Counsel. SHAREHOLDER ACKNOWLEDGES THAT, IN EXECUTING THIS SHAREHOLDER AGREEMENT, SHAREHOLDER HAS HAD THE OPPOERTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

     IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

NATIONAL MERCANTILE BANCORP
By:
Name:
Title:

SHAREHOLDER:

Name:
Number of Shares:
Number of Stock Options:
Address for Notices:
SHAREHOLDER’S SPOUSE:

Name:

SHAREHOLDER AGREEMENT (NMB Version)
          This SHAREHOLDER AGREEMENT (this “Shareholder Agreement”) is made and entered into as of June 15, 2006 by and between FCB Bancorp, a California corporation (“Bancorp”), and the signatory hereto (the “Shareholder”).
          WHEREAS, Bancorp, National Mercantile Bancorp, a California corporation (the “Company”), and First California Financial Group, Inc. have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”).
          WHEREAS, as a condition to entering into the Merger Agreement, the parties thereto have required that the Shareholder, solely in the Shareholder’s capacity as a holder of NMB Common Stock and/or NMB Preferred Stock, enter into, and the Shareholder has agreed to enter into, this Shareholder Agreement.
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Bancorp as follows:
          (a) Authority; Binding Obligation. The Shareholder has all necessary power and authority to enter into this Shareholder Agreement and perform all of the Shareholder’s obligations hereunder. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the Shares (as defined below) constitute community property under applicable law) and constitutes a valid and legally binding obligation of the Shareholder and such spouse, enforceable against the Shareholder and such spouse, as the case may be, in accordance with its terms.
          (b) Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of NMB Common Stock and/or NMB Preferred Stock listed under the Shareholder’s name on the signature page hereto (the “Existing Shares” and, together with any shares of NMB Common Stock the record or beneficial ownership of which is acquired by the Shareholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the shares of NMB Common Stock and NMB Preferred Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, the Shareholder has sole voting power and sole power to issue instructions with respect to or otherwise engage in the actions set forth in Section 2 hereof, sole power of disposition and sole power to demand appraisal rights, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Shareholder Agreement.
          (c) No Conflicts. Neither the execution, delivery and performance of this Shareholder Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation of or a default under (with or without notice, lapse of time, or both) any contract, agreement, voting agreement, shareholders’ agreement, trust agreement, voting trust, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which the Shareholder is a party or which the Shareholder or the Shareholder’s Shares are subject to or bound.
     2. Voting Agreement and Agreement Not to Transfer; Waiver.
          (a) The Shareholder hereby agrees to vote or caused to be voted all of the Shareholder’s Shares (i) in favor of the approval of the principal terms of the Merger Agreement as well as any other matters required to be approved by the shareholders of the Company for consummation of the Mergers; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except with the prior written consent of Bancorp, against the following actions (other than the Mergers or the consummation of any actions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving the Company; (B) any sale, lease, transfer or disposition of a material amount of the assets of the Company; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company; (E) any amendment of the Company’s articles of incorporation or bylaws; (F) any other change in the corporate structure, business, assets or ownership of the Company; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Bancorp of the Mergers and the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, Shareholder shall not be obligated to vote or cause to be voted all of the Shareholder’s Shares in accordance with the provisions of Section 2(a)(i)-(iii) hereof, if there has been a material modification or amendment of the terms of the Merger Agreement or a waiver of any material condition to the Merger Agreement.
          (b) The Shareholder hereby agrees not to (i) sell, transfer, convey, assign or otherwise dispose of any of his or her Shares without the prior written consent of Bancorp which shall not be unreasonably withheld, other than Shares sold or surrendered to pay the exercise price of any NMB Options or to satisfy the Company’s withholding obligations with respect to any taxes resulting from such exercise, or (ii) pledge, mortgage or otherwise encumber such Shares. Any permitted transferee of the Shareholder’s Shares must become a party to this Shareholder Agreement and any purported transfer of the Shareholder’s Shares to a Person that does not become a party hereto shall be null and void ab initio.
          (c) By execution of this Shareholder Agreement, Shareholder waives the application of all provisions of the Certificate of Determination of Rights, Preferences and Privileges of Series B Convertible Perpetual Preferred Stock of the Company that would, but for such waiver, result in the transactions contemplated by the Merger Agreement being deemed to be a liquidation or dissolution of NMB and acknowledges that NMB shall be an express beneficiary of this waiver.

     3. Cooperation. The Shareholder agrees that he or she will not (directly or indirectly) initiate, solicit, encourage or facilitate any Acquisition Proposal from any Person.
     4. Shareholder Capacity. The Shareholder is entering this Shareholder Agreement in his or her capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer of the Company. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action, in his or her capacity as a director or officer of the Company that may be either (a) required of the Shareholder under applicable law or (b) is otherwise permitted by the Merger Agreement.
     5. Termination. The obligations of the Shareholder hereunder shall terminate upon the consummation of the Mergers. If the Mergers are not consummated, the obligations of the Shareholder hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms.
     6. Specific Performance. The Shareholder acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of its obligations under this Shareholder Agreement and that the remedy at law for any breach, or threatened breach, would likely be inadequate and, accordingly, agrees that Bancorp shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Shareholder from violating any of its obligations under this Shareholder Agreement. In connection with any action or proceeding for such equitable or injunctive relief, the Shareholder hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have the obligations of the Shareholder under this Shareholder Agreement specifically enforced against him, without the necessity of posting bond or other security, and consents to the entry of equitable or injunctive relief against the Shareholder enjoining or restraining any breach or threatened breach of this Shareholder Agreement.
     7. Indemnification.
          (a) If and only if the Mergers are consummated in accordance with the terms of the Merger Agreement, Bancorp and its successors and assigns, including but not limited to the Surviving Corporation (collectively the “Indemnifying Party”), shall, to the fullest extent permitted by law, indemnify, defend and hold harmless Shareholder (as incurred to the extent incurred subsequent to the Primary Merger Effective Time) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by Shareholder, regardless of whether incurred prior to or after the Primary Merger Effective Time (collectively, “Costs”) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of this Shareholder Agreement other than an action for specific performance under Section 6 hereof. A Shareholder wishing to claim indemnification under this Section 7, upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Indemnifying Party thereof; provided that the failure so to notify shall not affect the obligations of Indemnifying Party under this Section 7 unless and to the extent that Indemnifying Party is actually and materially prejudiced as a result of such failure. In case any such action shall be brought against Shareholder, it shall promptly notify the Indemnifying Party of the commencement thereof, and the Indemnifying Party shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to Shareholder, and after notice from the Indemnifying Party to Shareholder of its election to so assume the defense thereof, the Indemnifying Party shall not be liable to Shareholder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party.
          (b) If Bancorp or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, Bancorp shall cause proper provision to be made so that the successors and assigns of Bancorp shall assume the obligations set forth in this Section 7.
          (c) The provisions of this Section 7 shall survive termination of this Shareholder Agreement.
     8. Miscellaneous.
          (a) Definitional Matters.
          (i) For purposes of this Agreement, beneficial ownership shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
          (ii) All capitalized terms used but not defined in this Shareholder Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.
          (iii) The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Shareholder Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
          (b) Entire Agreement. This Shareholder Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.
          (c) Parties in Interest. This Shareholder Agreement shall be binding upon and inure solely to the benefit of each party hereto and the other parties to the Merger Agreement and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Shareholder Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto or their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Shareholder Agreement.

          (d) Assignment. This Shareholder Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that Bancorp may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of Bancorp or any of its subsidiaries or any entity with or into which Bancorp or any of its subsidiaries may be consolidated or merged.
          (e) Modifications; Waivers. This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.
          (f) Severability. Any term or provision of this Shareholder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Shareholder Agreement in any other jurisdiction. If any provision of this Shareholder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          (g) Governing Law. This Shareholder Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof.
          (h) Jurisdiction and Venue. Any legal action or proceeding with respect to this Shareholder Agreement may be brought in the courts of the State of California in the County of Los Angeles or of the United States of America for the Central District of California and, by execution and delivery of this Agreement, each of the Shareholder and Bancorp hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of and venue in the aforesaid courts, notwithstanding any objections it may otherwise have. Each of the Shareholder and Bancorp irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 8(k) below, such service to become effective thirty (30) days after such delivery.
          (i) Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Shareholder Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

          (j) Counterparts. This Shareholder Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
          (k) Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 8(k).
If to Bancorp, to:
(1)
FCB Bancorp
1150 Paseo Camarillo
Camarillo, CA 93010
Telephone: (805) 322-9308
Facsimile: (805) 445-1388
Attention: C. G. Kum
and
(2)
National Mercantile Bancorp
1880 Century Park East
Los Angeles, CA 90067
Telephone: (310) 277-2265
Facsimile: (310) 201-0629
Attention: Scott A. Montgomery
If to the Shareholder, to the address noted on the signature page hereto.
          (l) Advice of Counsel. SHAREHOLDER ACKNOWLEDGES THAT, IN EXECUTING THIS SHAREHOLDER AGREEMENT, SHAREHOLDER HAS HAD THE OPPOERTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

     IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

FCB BANCORP
By:
Name:
Title:

SHAREHOLDER:

Name:
Number of Shares:                      (NMB Common Stock);                      (NMB Preferred Stock)
Number of NMB Options:
Address for Notices:
SHAREHOLDER’S SPOUSE:

Name:

EXHIBIT G
CERTAIN FEATURES OF THE SURVIVING CORPORATION’S BANK SUBSIDIARIES
1. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
2. The Surviving Corporation shall, as soon as reasonably practicable following the Effective Date, take such steps as are necessary to merge the bank subsidiaries of NMB and FCB (as so merged, the “Merged Bank”). It is the intention of NMB and FCB that, subject to the fiduciary duties of the Board of Directors of the Surviving Corporation, the Merged Bank would be a California state-chartered, non-member bank.
3. The Merged Bank shall initially operate what were the operations of South Bay Bank, N.A. as a separate division.
4. The Board of Directors of the Merged Bank shall be appointed by the Board of Directors of the Surviving Corporation, with one member to be one of the members of the board of directors of South Bay, N.A. as of the date of the Agreement.
5. Initially, (i) John Birchfield shall be appointed as Chairman of the Board of the Merged Bank and an individual from the NMB Board as of the date of the Agreement shall be appointed as Vice Chairman of the Board of the Merged Bank, (ii) C. G. Kum shall be appointed President and Chief Executive Officer of the Merged Bank, (iii) Robert W. Bartlett shall be appointed Executive Vice President of the Merged Bank, (iv) Romolo C. Santarosa shall be appointed Executive Vice President and Chief Financial Officer of the Merged Bank, (v) Thomas E. Anthony shall be appointed Executive Vice President of the Merged Bank and (vi) David R. Brown shall be appointed Executive Vice President of the Merged Bank.
6. Initially, the Merged Bank shall be named First California Bank and shall be headquarted in Camarillo, California.

EXHIBIT I
NATIONAL MERCANTILE BANCORP
1880 Century Park East, Suite 800
Los Angeles, CA 90067
June 15, 2006
Mr. Scott A. Montgomery
National Mercantile Bancorp
1880 Century Park East, Suite 800
Los Angeles, CA 90067
Re: Employment Agreement
Dear Scott:
     Reference is made to your Employment Agreement dated as of January 1, 1999, as amended by that certain Assignment, Assumption and Amendment of Employment Agreement effective as of January 1, 2002 (the “Employment Agreement”). Capitalized terms used in this Letter Agreement and not otherwise defined in this Letter have the meanings ascribed to them in the Employment Agreement.
     National Mercantile Bancorp (the “Company”) has concurrently herewith entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) that provides that the Company will merge into a newly formed Delaware subsidiary corporation that will immediately thereafter merge (the “Merger”) with FCB Bancorp, a California corporation (“FCB”).
     You and the Company agree as follows in connection with the Merger Agreement (which agreement shall, to the extent applicable, amend your Employment Agreement):
     1. Your positions as an executive officer of the Company and its subsidiaries will terminate effective as of the closing of the Merger (the “Closing”). However, in light of the strong personal contacts you have with our borrowers and depositors on the Westside of Los Angeles and our Century City office, you and the Company agree that you will remain as a non-officer employee to consult and assist in the transition to the new executive management team. Your employment will terminate on March 31, 2007.
     Your compensation from the Closing through March 31, 2007 will be as follows: Your Base Salary will be at the annual rate of $349,456 through December 31, 2006 and your incentive compensation for 2006 will be $349,456. For the period January 1, 2007 through March 31, 2007, you will receive total compensation of $74,728, payable in installments in accordance with the Company’s normal payroll practices.
          (a) If the Closing occurs, the Company shall pay to you (or as you direct), as severance, a total of $1,325,838, payable in equal monthly installments of $22,097.30

Mr. Scott A. Montgomery
June 15, 2006

commencing on October 1, 2007 and continuing on the first day of each of the following 59 months. No interest or earnings shall accrue on such amount. The Company shall have the right to withhold from any payment due the amount of income and any other tax required to be withheld by the Company as employer by applicable law or regulation.
     At your request, upon termination of your employment at March 31, 2007, the amount of the severance will be deposited for your benefit in a Rabbi Trust (the “Trust”) with a mutually acceptable trustee. The amounts in the Trust will be invested in United States treasury obligations and/or government guaranteed obligations or other mutually acceptable obligations, with all income to be distributed to the Company. The trustee of the Trust will withhold all payroll taxes as payments are made to you and distribute the withheld amounts to the Company for remittance to the appropriate taxing authorities. The Company’s personnel will perform services required by the Trust. The cost and expense of the Trust shall be borne by the Company. The Company shall have the right to defer the funding of the Trust if, in its sole discretion, it does not have sufficient funds to fund the Trust and pay its anticipated operating expenses; provided, however, that in such event the Company shall obtain such funds from one or more of its subsidiary banks by means of dividend or capital distribution, subject to any necessary regulatory approvals (and the Company will use its reasonable best efforts to obtain any necessary regulatory approvals).
     This Agreement also constitutes the notice of non-renewal of your Employment Agreement under Section 8.4 of the Employment Agreement.
     You have no obligation to seek other employment, and any payments you are entitled to receive from the Company following the termination of your employment may not be offset by any payments you receive from any subsequent employer.
     2. If the Closing occurs, for two years following the termination of your employment, the Company will continue to provide to you and your spouse all insurance benefits (including medical, dental, vision, life and long-term disability) that it provides to you and your spouse at the date of this Letter Agreement to the extent permitted under the terms of the respective plan and with premium and copayments by you to the extent currently required under the plans; provided that you shall monthly reimburse the Company for these costs for the first six months following termination of your employment, and at the end of such six month period, the Company will pay to you an amount equal to the amount of your reimbursement of the Company under this Section 2.
     3. On April 1, 2007, the Company will lease to you on an arm’s length basis or sell to you (for the wholesale bluebook value) free and clear of all liens and encumbrances the automobile that the Company is providing to you; on October 1, 2007, the Company shall, as the case may be, transfer to you the automobile and reimburse you for the lease payments that you have made or return to you the amount that you paid for the automobile.

Mr. Scott A. Montgomery
June 15, 2006

     4. If the Closing occurs, and in lieu of your covenant under Section 9 of the Employment Agreement, you agree that until January 2, 2008, you shall not, alone or as a member, employee or agent of any partnership, or as an officer, agent, employee, director or stockholder of any other corporation, whether directly or indirectly, (a) solicit any then existing customer of the Company and its subsidiaries for the opportunity to provide any services of the kind offered to or provided to that customer by the Company or any of its subsidiaries, or (b) solicit for employment any person employed by the Company or any of its subsidiaries, or encourage or induce any such person to terminate his or her employment by the Company or any of its subsidiaries.
     5. For and in consideration of the payments and benefits set out in this Letter Agreement (which benefits exceed those you would otherwise have received under your Employment Agreement), you agree that as of the date of termination of your employment, and on behalf of yourself and your heirs, successors and assigns, you hereby finally and unconditionally release and discharge the Company, and any and all of its subsidiaries, affiliates and other related companies, as well as any and all of their officers, directors, agents, employees, partners, shareholders, attorneys, predecessors, successors and assigns (the “Released Parties”) from any and all claims, demands, liabilities, damages, obligations, actions or causes of action of any kind, known or unknown, past or present, arising out of, relating to, or in connection with your employment and the termination of your employment, except as set forth below.
     The claims released by you include, but are not limited to: (a) claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, and fraud; (b) claims under federal, state or local laws prohibiting employment discrimination and claims under federal and state labor statutes and regulations, including, but not limited to, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, and the Fair Labor Standards Act, as well as any and all claims, demands, debts, and causes of action of whatsoever kind or nature, whether known or unknown, suspected or unsuspected, matured or unmatured, which you now have or claim to have or had at any time or claimed to have against the Released Parties in connection with your employment or termination of employment.
     You agree, from and after the Closing, to forever refrain from instituting, initiating, prosecuting, maintaining or voluntarily participating in any lawsuit, claim or other proceeding in any jurisdiction or forum against any Released Party relating in any way to your employment or termination from employment.

Mr. Scott A. Montgomery
June 15, 2006

     This release does not, and the Company acknowledges that it does not, release the Company or its subsidiaries from any obligations: (i) under the Employment Agreement, except as expressly modified or terminated by this Letter Agreement (such as reimbursement of expenses and payments for accrued vacation); (ii) to indemnify you under the Employment Agreement, the Merger Agreement, the Bylaws of the Company or a subsidiary, or applicable law; or (iii) under this Letter Agreement. In addition, the Company agrees not to specifically exclude you from any policy of directors and officer’s liability insurance currently or hereafter maintained by the Company, provided that this covenant does not require the Company to maintain such insurance or to exclude certain c lasses of officers or directors as a group.
     As a condition to its obligation to make any severance payments to you, the Company may require you to confirm that in writing that the release remains in full force and effect and covers all claims (other than the exceptions described in the preceding paragraph) through the date of termination of your employment.
     6. The release contained herein is intended to be complete and final and to cover not only claims, demands, liabilities, damages, actions and causes of action which are known, but also claims, demands, liabilities, damages, actions and causes of action which are unknown or which you do not suspect to exist in your favor which, if known at the time of executing this Agreement, might have affected your actions, and therefore you expressly waive the benefit of the provision of Section 1542 of the California Civil Code, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
     You hereby waive and relinquish all rights and benefits which you have or may have had under Section 1542 of the California Civil Code or the law of any other state, country, or jurisdiction to the same or similar effect to the full extent that you may lawfully waive such rights.
     7. If the Closing occurs, the payments made by the Company pursuant to this Letter Agreement upon Closing supersede any severance or other compensation to which you are entitled pursuant to the Employment Agreement upon termination of your employment or upon a change of control, or upon any other severance plan or policy of the Company and its subsidiaries, including without limitation the payments under Sections 8 and 11 of the Employment Agreement.

Mr. Scott A. Montgomery
June 15, 2006

     8. The agreements and obligations of the Company and you under Sections 2, 3, 4, 5, 6 and 7 of this Letter Agreement shall be conditioned upon your being an employee of the Company immediately prior to the Closing unless you are not an employee because either the Company terminated your employment without cause as permitted by Section 8.2.3 of the Employment Agreement or you resign for the reasons set forth in Section 8.3.3 of the Employment Agreement. If your employment terminates prior to the Closing for any other reason, your rights and obligations upon termination and/or change of control are those set forth in the Employment Agreement without modification by this Letter Agreement. If the Company terminates your employment prior to the Closing without cause, or if you resign for the reasons set forth in Section 8.3.3 of the Employment Agreement prior to the Closing, you shall be entitled to your benefits under the Employment Agreement and, if the Closing subsequently occurs: (i) the benefits under this Letter Agreement shall supersede the benefits under the Employment Agreement, and (ii) the Company shall be entitled to offset against payments owed under this Letter Agreement the amount of any severance payments paid to you under the Employment Agreement.
     9. If the Merger Agreement shall terminate without the consummation of the Merger, upon such termination this Letter Agreement shall terminate without action of the parties and shall be of no force or effect.
     10. The parties hereto understand that this agreement is a legally binding agreement that affects such party’s rights. You acknowledge that Troy & Gould P.C. served as counsel to the Company in connection with this agreement. You acknowledge and agree that you have received such advice of your own counsel as you have deemed necessary or desirable in connection with your decision to enter into this Letter Agreement.
     11. You represent that you have carefully read this entire Letter Agreement and that you know and understand its contents. You have had the opportunity to receive independent legal advice from attorneys of your choice with respect to the preparation, review and advisability of executing this Agreement. You further represent and acknowledge that you have freely and voluntarily executed this Agreement after independent investigation and without fraud, duress, or undue influence, with a full understanding of the legal and binding effect of this Agreement. You specifically acknowledge that you has been advised he have had twenty-one (21) days to review this Agreement, have had the opportunity to make counterproposals to the Agreement, and have been advised that you have ten (10) days after signing this Agreement to revoke this Agreement.
     12. This Letter Agreement and the Employment Agreement contains the sole and entire agreement and understanding of you and the Company with respect to the entire subject matter discussed herein, and any and all prior discussions, negotiations,

Mr. Scott A. Montgomery
June 15, 2006

commitments and understandings, whether oral or otherwise, related to the subject matter of this Letter Agreement and the Employment Agreement are hereby merged herein. Without limiting the generality of the foregoing, this Letter Agreement and the Employment Agreement supersede all memos, drafts, correspondence, minutes and discussions relating to the termination of your employment and the severance and other benefits payable upon such termination and the timing of such payments.
     13. Except as specifically modified herein, the Employment Agreement shall remain in full force and effect.
     If the foregoing confirms your understanding, please sign where indicated below and return a copy of this Letter Agreement to the Company.

Very truly yours, NATIONAL MERCANTILE BANCORP
By
Its	Robert E. Gipson, Chairman of the Board

Agreed and accepted:

Scott A. Montgomery